EXHIBIT 20.1
                                                                    ------------


================================================================================






                                 [LOGO OMITTED]

                              C  O  M  P  T  O  N
                           ---------------------------
                             PETROLEUM CORPORATION




                             ANNUAL INFORMATION FORM
                      For the Year Ended December 31, 2006
















                                 March 26, 2007




================================================================================

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ABBREVIATIONS AND CONVERSION FACTORS.........................................2
DEFINITIONS..................................................................3
ADVISORIES...................................................................8
CORPORATE STRUCTURE..........................................................8
GENERAL DEVELOPMENT OF THE BUSINESS..........................................9
DESCRIPTION OF THE BUSINESS.................................................10
RISK FACTORS................................................................14
STATEMENT OF RESERVES DATA..................................................18
PRICING ASSUMPTIONS.........................................................22
RECONCILIATIONS OF CHANGES IN RESERVES AND FUTURE NET REVENUE...............23
ADDITIONAL INFORMATION RELATING TO RESERVES DATA............................25
OTHER OIL AND GAS INFORMATION...............................................27
DIVIDENDS...................................................................33
CAPITAL STRUCTURE...........................................................33
MARKET FOR SECURITIES.......................................................34
CONFLICTS OF INTEREST.......................................................34
INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS.................34
MATERIAL CONTRACTS..........................................................35
INTERESTS OF EXPERTS........................................................35
RATINGS ....................................................................35
DIRECTORS AND OFFICERS......................................................36
AUDIT, FINANCE AND RISK COMMITTEE INFORMATION...............................38
COMPOSITION OF AUDIT, FINANCE AND RISK COMMITTEE............................38
EXTERNAL AUDITOR FEES.......................................................38
TRANSFER AGENT AND REGISTRAR................................................39
ADDITIONAL INFORMATION......................................................39
SCHEDULE A..................................................................40
SCHEDULE B..................................................................44
SCHEDULE C..................................................................46

                      ABBREVIATIONS AND CONVERSION FACTORS

ABBREVIATIONS

The following are abbreviations of technical term used throughout this Annual Information Form:

"bbl" means barrel;

"bbl/d" means barrels per day;

"bbls" means barrels;

"Bcf" means billion cubic feet;

"boe" means barrels of crude oil equivalent;

"boepd" or "boe/d" means barrels of crude oil equivalent per day;

"bopd" means barrels of crude oil per day;

"lt" means long ton;

"km" means kilometres;

"km(2)" means square kilometres;

"Mbbls" means thousand barrels;

"Mboe" means thousand barrels of crude oil equivalent;

"Mcf" means thousand cubic feet;

"mi" means miles;

"mi(2)" means square miles;

"MMbbls" means million barrels;

"MMBoe" means million barrels of crude oil equivalent;

"MMbtu" means million British thermal units;

"MMcf" means million cubic feet;

"Mcfe" means thousand cubic feet equivalent;

"MMcfd" or "MMcf/d" means million cubic feet per day;

"Mlt" means thousands of long tons;

"Mstb" means thousand stock tank barrels; and

"ngls" means natural gas liquids.

CONVERSION FACTORS

To conform with common usage, Standard Imperial Units of measurement are used in this Annual Information Form to describe exploration and production activities. The following table sets forth conversions between Standard Imperial Units and the International System of Units (or metric units).


-------------------------------------------------------------------------------
            TO CONVERT FROM                  TO                  MULTIPLY BY
-------------------------------------------------------------------------------
     cubic feet                         cubic metres                  0.028
     boe                                Mcfe                          6.000
     cubic metres of gas                cubic feet                   35.490
     bbls                               cubic metres                  0.159
     cubic metres of oil                bbls                          6.289
     feet                               metres                        0.305
     metres                             feet                          3.281
     miles                              kilometres                    1.609
     kilometres                         miles                         0.621
     acres                              hectares                      0.405
     hectares                           acres                         2.471
-------------------------------------------------------------------------------


                                   DEFINITIONS

The following terms, when used in this document, have the following meanings and, where applicable, are, as set forth in National Instrument 51-101, "Standards of Disclosure for Oil and Gas Activities," issued by the Canadian Securities Administrators ("CSA").

"ASSOCIATED GAS" means the gas cap overlying a crude oil accumulation in a reservoir.

"CONSTANT PRICES AND COSTS" means prices and costs used in an estimate that are:

        (a) the company's prices and costs as at the effective date of the estimation, held constant throughout the estimated lives of the properties to which the estimate applies; and

        (b) if, and only to the extent that, there are fixed or presently determinable future prices or costs to which the company is legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in paragraph (a).

For the purpose of paragraph (a), the reporting issuer's prices will be the posted price for oil and the spot price for gas, after historical adjustments for transportation, gravity, and other factors.

"COMPANY" or "COMPTON" or "WE" means Compton Petroleum Corporation.

"CRUDE OIL" or "OIL" means a mixture that consists mainly of pentanes and heavier hydrocarbons, which may contain sulphur and other non-hydrocarbon compounds, that is recoverable at a well from an underground reservoir, and that is liquid at the conditions under which its volume is measured or estimated. It does not include solution gas or natural gas liquids.

"DEVELOPED NON-PRODUCING" reserves are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

"DEVELOPED PRODUCING" reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

"DEVELOPMENT COSTS" means costs incurred to obtain access to reserves and to provide facilities for extracting, treating, gathering, and storing the oil and gas from the reserves. More specifically, development costs, including applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

        (a) gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines and power lines, to the extent necessary in developing the reserves;

        (b) drill and equip development wells, development type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly;

        (c) acquire, construct and install production facilities such as flow lines, separators, treaters, heaters, manifolds, measuring devices, production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems; and

        (d)   provide improved recovery systems.

"DEVELOPMENT WELL" means a well drilled inside the established limits of an oil or gas reservoir, or in close proximity to the edge of the reservoir, to the depth of a stratigraphic horizon known to be productive.

"EUB" means the Alberta Energy and Utilities Board.

"EXPLORATION COSTS" means costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects that may contain oil and gas reserves, including costs of drilling exploratory wells and exploratory type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as "prospecting costs") and after acquiring the property. Exploration costs, which include applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

        (a) costs of topographical, geochemical, geological and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies (collectively sometimes referred to as "geological and geophysical costs");

        (b) costs of carrying and retaining unproved properties, such as delay rentals, taxes (other than income and capital taxes) on properties, legal costs for title defense, and the maintenance of land and lease records;

        (c)   dry hole contributions and bottom hole contributions;

        (d)   costs of drilling and equipping exploratory wells; and

        (e)   costs of drilling exploratory type stratigraphic test wells.

"EXPLORATORY WELL" means a well that is not a development well, a service well, or a stratigraphic test well.

"FIELD" means an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field that are separated vertically by intervening impervious strata or laterally by local geologic barriers or both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms "structural feature" and "stratigraphic condition" are intended to denote localized geological features, in contrast to broader terms such as "basin," "trend," "province," "play," or "area of interest".

"FUTURE PRICES AND COSTS" means future prices and costs that are:

        (a)   generally  accepted as being a  reasonable  outlook of the future;
              and

        (b) if, and only to the extent that, there are fixed or presently determinable future prices or costs to which the Company is legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in paragraph (a).

"FUTURE INCOME TAX EXPENSES" means future income tax expenses estimated year-by-year:

        (a) making appropriate allocations of estimated unclaimed costs and losses carried forward for tax purposes, between oil and gas activities and other business activities;

        (b) without deducting estimated future costs that are not deductible in computing taxable income;

        (c)   taking into account estimated tax credits and allowances; and

        (d) applying to the future, pre-tax cash flows relating to the Company's oil and gas activities and the appropriate year end statutory tax rates, taking into account future tax rates already legislated.

"FUTURE NET REVENUE" means the estimated net amount to be received with respect to the development and production of reserves estimated using constant prices and costs or forecast prices and costs.

"GROSS" means:

        (a) in relation to the Company's interest in production or reserves, its working interest (operating or non-operating) share before deduction of royalties and without including any royalty interests of the Company;

        (b) in relation to wells, the total number of wells in which the Company has an interest; and

        (c) in relation to properties, the total area of properties in which the Company has an interest.

"LIQUIDS" means crude oil, natural gas liquids, and sulphur.

"NATURAL GAS" or "GAS" means the lighter hydrocarbons and associated non-hydrocarbon substances occurring naturally in an underground reservoir, which under atmospheric conditions are essentially gases, but which may contain natural gas liquids. Natural gas can exist in a reservoir either dissolved in crude oil (solution gas) or in a gaseous phase (associated gas or non-associated gas). Non-hydrocarbon substances may include hydrogen sulphide, carbon dioxide, and nitrogen.

"NATURAL GAS LIQUIDS" means those hydrocarbon components that can be recovered from natural gas as liquids including, but not limited to, ethane, propane, butanes, pentanes plus, condensate, and small quantities of non-hydrocarbons.

"NET" means:

        (a) in relation to the Company's interest in production or reserves its working interest (operating or non-operating) share after deduction of royalty obligations, plus its royalty interests in production or reserves;

        (b) in relation to the Company's interest in wells, the number of wells obtained by aggregating the Company's working interest in each of its gross wells; and

        (c) in relation to the Company's interest in a property, the total area of properties in which the Company has an interest multiplied by the working interest owned by the Company.

"NON-ASSOCIATED GAS" means an accumulation of natural gas in a reservoir where there is no crude oil.

"OPERATING COSTS" or "PRODUCTION COSTS" means costs incurred to operate and maintain wells and related equipment and facilities, including applicable operating costs of support equipment, facilities, and other costs of operating and maintaining those wells and related equipment and facilities.

"PROBABLE" reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

"PRODUCTION" means recovering, gathering, treating, field, or plant processing (for example, processing gas to extract natural gas liquids) and field storage of oil and gas.

"PROPERTY" includes:

        (a) fee ownership or a lease, concession, agreement, permit, licence, or other interest representing the right to extract oil or gas, subject to such terms as may be imposed by the conveyance of that interest;

        (b) royalty interests, production payments payable in oil or gas, and other non-operating interests in properties operated by others; and

        (c) an agreement with a foreign government or authority under which a reporting issuer participates in the operation of properties or otherwise serves as producer of the underlying reserves (in contrast to being an independent purchaser, broker, dealer, or importer).

A property does not include supply agreements or contracts that represent a right to purchase, rather than extract, oil or gas.

"PROPERTY ACQUISITION COSTS" means costs incurred to acquire a property directly by purchase or lease, or indirectly by acquiring another corporate entity with an interest in the property, including:

        (a) costs of lease bonuses and options to purchase or lease a property;

        (b) the portion of the costs applicable to hydrocarbons when land including rights to hydrocarbons is purchased in fee; and

        (c) brokers' fees, recording and registration fees, legal costs, and other costs incurred in acquiring properties.

"PROVED" reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. Nine out of ten times, proved reserves are likely to increase.

"PROVED PROPERTY" means a property or part of a property to which reserves have been specifically attributed.

"RESERVES" are estimated remaining quantities of oil, natural gas, and related substances anticipated to be recoverable from known accumulations, from a given date forward, based on (a) analysis of drilling, geological, geophysical and engineering data; (b) the use of established technology; and (c) specified economic conditions, which are generally accepted as being reasonable and shall be disclosed. Reserves are classified according to the degree of certainty associated with the estimates.

"RESERVOIR" means a porous and permeable underground formation containing a natural accumulation of producible oil or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

"SECTION" means one square mile or 640 acres.

"SERVICE WELL" means a well drilled or completed for the purpose of supporting production in an existing field. Wells in this class are drilled for the following specific purposes: gas injection (natural gas, propane, butane, or flue gas), water injection, steam injection, air injection, salt water disposal, water supply for injection, observation, or injection for combustion.

"SHUT IN WELL" means a well which is capable of economic production or which the Company considers capable of production but which for a variety of reasons, including, but not limited to, lack of markets or development, is not placed on production at the present time.

"SOLUTION GAS" means natural gas dissolved in crude oil.

"STRATIGRAPHIC TEST WELL" means a geologically directed drilling effort, to obtain information pertaining to a specific geologic condition. Ordinarily, such wells are drilled without the intention of being completed for hydrocarbon production. They include wells for the purpose of core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic test wells are classified as (a) "exploratory type" if not drilled into a proved property; or (b) "development type", if drilled into a proved property. Development type stratigraphic wells are also referred to as "evaluation wells".

"SUPPORT EQUIPMENT AND FACILITIES" means equipment and facilities used in oil and gas activities, including seismic equipment, drilling equipment, construction and grading equipment, vehicles, repair shops, warehouses, supply points, camps and division, district, or field offices.

"UNDEVELOPED" reserves are those reserves expected to be recovered from known accumulations where a significant expenditure, when compared to the cost of drilling a well, is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable, possible) to which they are assigned.

"UNPROVED PROPERTY" means a property or part of a property to which no reserves have been specifically attributed.

"WELL ABANDONMENT COSTS" means costs of abandoning a well (net of salvage value) and of disconnecting the well from the surface gathering system. Costs of abandoning the gathering system or reclaiming the wellsite are not included.

                                   ADVISORIES

USE OF BOE EQUIVALENTS

The oil and natural gas industry commonly expresses production volumes and reserves on a barrel of oil equivalent ("boe") basis whereby natural gas volumes are converted at the ratio of six thousand cubic feet to one barrel of oil. The intention is to sum oil, ngl, and natural gas measurement units into one basis for improved measurement of results and comparisons with other industry participants. In several sections that follow, Compton has used the 6:1 boe measure which is the approximate energy equivalency of the two commodities at the burner tip. However, boes do not represent a value equivalency at the plant gate where Compton sells its production volumes and therefore may be a misleading measure if used in isolation.

FORWARD LOOKING STATEMENTS

Certain information regarding the Company contained herein constitutes forward looking statements under the meaning of applicable securities laws, including the United States Private Securities Litigation Reform Act of 1995. Forward looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance, or other statements that are not statements of fact, including statements regarding (i) cash flow, 2007 production estimates, reserve estimates, capital expenditures, 2007 drilling program, tax estimates, total future net revenue, pricing assumptions, abandonment and reclamation costs, and
(ii) other risks and uncertainties described from time to time in the reports and filings made by Compton with securities regulatory authorities. Although Compton believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward looking statements not to be correct, including risks and uncertainties inherent in the Company's business. These risks include, but are not limited to: crude oil and natural gas price volatility, exchange rate fluctuations, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of reserves and in projection of future rates of production and timing of development expenditures, general economic conditions, and the actions or inactions of third-party operators, and other risks set forth in the "Risk Factors" section of this Annual Information Form. Compton may, as considered necessary in the circumstances, update or revise forward looking information, whether as a result of new information, future events, or otherwise. The Company's forward looking statements are expressly qualified in their entirety by this cautionary statement.


                               CORPORATE STRUCTURE

NAME AND INCORPORATION

Compton was incorporated by articles of incorporation pursuant to the provisions of the Business Corporations Act (Alberta) on October 15, 1992, as 544201 Alberta Ltd. The articles were amended on April 13, 1993, to change the Company's name to Compton Petroleum Corporation and the Company commenced active business operations in July 1993. The articles were amended on November 21, 1994 and March 1, 1996, in order to remove the private company restrictions contained in the articles. A further amendment was made to the articles on September 1, 1998, in order to create a class of preferred shares issuable in series.

The Company's head and principal office is located at Suite 3300, 425-1st Street S.W., Fifth Avenue Place, East Tower, Calgary, Alberta, Canada, T2P 3L8. Compton's registered office is located at Suite 3000, 237-4th Avenue, S.W., Fifth Avenue Place, West Tower, Calgary, Alberta, Canada, T2P 4X7.

Effective January 31, 2001, a general partnership called Compton Petroleum was formed under the laws of Alberta. Compton Petroleum Corporation and Hornet Energy Ltd., a wholly-owned subsidiary of Compton Petroleum Finance Corporation, are the partners of the partnership. The majority of our production activities are carried out through this partnership.

Compton Petroleum Finance Corporation, formed under the laws of Alberta, is a wholly-owned subsidiary of Compton Petroleum Corporation. Compton Petroleum Finance Corporation has no independent operations and has no significant liabilities or assets other than US$450 million of 7-5/8% Senior Notes, its equity interest in Hornet

Energy Ltd. and intercorporate indebtedness. The registered office of Compton Petroleum Finance Corporation is 4300 Bankers Hall West, 888 - 3rd Street S.W., Calgary, Alberta, Canada, T2P 5C5.

Compton Petroleum Holdings Corporation, formed under the laws of Alberta, is a wholly-owned subsidiary of Compton Petroleum Corporation. Compton Petroleum Holdings Corporation has no independent operations and has no significant liabilities or assets other than owning US$158,250,000 aggregate principal amount of 9.90% Notes and intercorporate indebtedness. The registered office of Compton Petroleum Holdings Corporation is 4300 Bankers Hall West, 888 - 3rd Street S.W., Calgary, Alberta, Canada, T2P 5C5.

                   [GRAPHIC OMITTED -- ORGANIZATIONAL CHART]

                        -----------------------------
        100% ---------- Compton Petroleum Corporation ----------- 96%
         |              -----------------------------             |
         |                             |                          |
         |                            100%                        |
         |                             |                          |
--------------------      -------------------------       -----------------
Compton Petroleum         Compton Petroleum Finance       Compton Petroleum
Holdings Corporation             Corporation                 (partnership)
--------------------      -------------------------       -----------------
                                       |                          |
                                      100%                        4%
                                       |                          |
                              ------------------                  |
                              Hornet Energy Ltd.  ----------------
                              ------------------


The consolidated financial statements include the accounts of the Company and all of its subsidiaries and partnerships.


                       GENERAL DEVELOPMENT OF THE BUSINESS

Compton is an Alberta based independent public company actively engaged in the exploration, development, and production of natural gas, ngls, and crude oil in the Western Canada Sedimentary Basin (the "WCSB") in Canada. Compton commenced operations in 1993 with $1 million of share capital, a small dedicated technical team, and a large seismic database. The objective was to build a company through internal, full cycle exploration, complemented by strategic acquisitions. Compton's goal was to create a company capable of long term sustained growth with a primary focus on natural gas. Compton's focus and strategy have remained unchanged since conception. Compton's shares are listed on the Toronto Stock Exchange under the symbol CMT and on the New York Stock Exchange under the symbol CMZ.

THREE YEAR HISTORY

In 2004, Compton expanded the Mazeppa gas plant from 90 MMcf/d to 135 MMcf/d through the addition of 45 MMcf/d of sweet gas processing capacity. This expanded the Company's processing capacity in Southern Alberta to 200 MMcf/d and removed all restrictions. The Mazeppa Processing Partnership completed the $75 million external financing of the acquisition, expansion, and operations of the Mazeppa facilities and repaid funds borrowed from Compton.

Consolidated capital expenditures totaled $316 million in 2004 and Compton drilled 186 gross (146 net) wells with a 90% success rate. Of the wells drilled, 77% were classified as development wells and 23% were classified as exploratory wells. Approximately 26 MMBoe was added to the Company's proved plus probable reserves through drilling successes, acquisitions, and extensions. Total proved plus probable reserves increased 22% from the prior year to 145 MMBoe.

In 2005, progress was made on each of the Company's four resource plays including the plains Belly River/Edmonton group which includes the Horeseshoe Canyon coalbed methane, Basal Quartz at Hooker and thrusted, foothills Belly River at Callum in Southern Alberta, and the Rock Creek/Gething play at Niton in Central Alberta. Compton was one of the top 10 most active operators in Canada throughout the year. The Company's consolidated capital program of $513 million, included drilling 392 gross (334 net) wells with a 96% success rate. The drilling program resulted in an exit production rate of 35,500 boe/d and average production of 29,424 boe/d for the year. High commodity prices and increased production generated record revenue of $558 million. Compton's proved plus probable reserves totaled 207 MMBoe as at December 31, 2005. Approximately 62 MMBoe was added to the
Company's   proved  plus  probable   reserves   through   drilling   successes,
acquisitions, and extensions.

In 2006, continued progress was made on the development of each of the Company's four resource plays. Compton's consolidated capital program of $526 million included drilling 342 gross (274 net) wells, replacing 348% of its 2006 production at an all-in finding, development, and acquisition cost ("FD&A") of $8.84/boe, excluding change in future capital, and $13.56/boe, including change in future capital. The drilling program resulted in an average production rate of 33,187 boe/d for the year and total proved plus probable reserves increased 20% to 249 MMBoe as at December 31, 2006.


                           DESCRIPTION OF THE BUSINESS

EXPLORATION AND PRODUCTION OPERATIONS

Compton's exploration, development and exploitation activities are concentrated principally in three core areas: 1) Southern Alberta targeting the plains Belly River, Edmonton Horseshoe Canyon coalbed methane ("CBM"), Hooker Basal Quartz, and thrusted, foothills Belly River at Callum; 2) Central Alberta targeting the Gething/Rock Creek at Niton; and 3) the Peace River Arch area producing from the Charlie Lake pool at Cecil/Worsley. These areas are the geographic focus of Compton's seismic database and are areas in which Compton's Management ("Management") and staff have significant technical expertise and operational experience.

BUSINESS PLAN AND OPERATING STRATEGY

The Company's business plan is to grow Compton's reserves and maximize production and cash flow from its core geographic areas and other areas where Compton has technical expertise. Management is implementing this objective by focusing on the efficient exploration, development, and exploitation of the Company's properties, controlling operating costs, adding economic reserves and production, and making strategic acquisitions in its core areas. Compton has experienced professional, management, technical, and support staff sufficient to carry out its business plan and its current exploration, exploitation, development, production, engineering, financial, and administrative functions.

The Company's operating strategy includes the components set forth below:

CONCENTRATE ON CORE AREAS. Compton is focused on its core areas, which provide a balanced portfolio of exploration, development, and exploitation prospects. These areas are the geographic focus of the Company's seismic database rights and are areas in which Management and staff have significant technical expertise and operational experience. Compton intends to generate exploration opportunities and to increase the Company's undeveloped land base within the WCSB.

FOCUS ON UNCONVENTIONAL NATURAL GAS IN LARGE RESOURCE PLAYS. As of December 31, 2006, 78% of proved reserves were natural gas. The Company has gained considerable technical expertise and achieved significant success in exploring for unconventional, larger natural gas accumulations in the WCSB. Compton plans to continue to focus on finding and developing these types of natural gas opportunities because of their generally lower decline curves and higher economic return over the life of the reserves compared to conventional natural gas opportunities. The large scale nature of the Company's resource plays also offers multiple low-risk drilling locations resulting in lower costs and decreased exploration risk.

PURSUE GROWTH THROUGH THE DRILL BIT COMPLEMENTED BY SELECTIVE ACQUISITIONS. Compton plans to continue to reinvest internally generated cash flow and to use other sources of capital to fund the growth of the Company's exploration and development programs and to further increase its undeveloped land base to maintain a growing inventory of drilling prospects in core areas. Based on plans for an annual drilling program of 500 to 700 gross wells, the Company has over ten years of drilling inventory on existing lands. Most of these planned wells are expected to be in close proximity to producing wells in existing core areas. Compton's drilling success rate has been at or above 90% for each of the past three years, providing confidence in the Company's ability to successfully grow reserves and production from its extensive inventory of drilling locations.

CONTROL INFRASTRUCTURE AND OPERATORSHIP. Compton believes that control over gathering and processing infrastructure and operatorship of drilling programs will continue to be critical to the success of the Company's full-cycle exploration program. Compton currently owns or has access to critical infrastructure in each of its three core areas. Being an operator ensures discretion in determining the timing and methodology of ongoing exploration, development, and exploitation programs. Compton expects to continue to expand its working interest in core areas to maximize these operating efficiencies.

MAINTAIN FINANCIAL FLEXIBILITY. The Company is committed to maintaining financial flexibility sufficient to allow it to pursue its full-cycle exploration program in periods of low commodity prices and to respond to opportunities for strategic acquisitions as they arise. Compton has historically funded its exploration, development, and exploitation capital program through internally generated cash flow and has financed acquisitions through bank debt, the issuance of common shares, or a combination thereof. The Company's accelerated drilling program has recently been, and will continue to be, funded through internally generated cash flow, the issuance of additional equity and debt, and non-core property sales. Other components of Compton's financial discipline include establishing appropriate leverage ratios and maintaining an active commodity hedging program.

PRINCIPAL PROPERTIES

Compton engages in oil and gas exploration and development in the WCSB. Our focus is on the Deep Basin portion of the WCSB, which extends from northwest Alberta and British Columbia to the United States border. In this large geographical region, we pursue two types of resource plays. A shallow gas resource play, targeting the Plains Belly River and overlying Edmonton Horseshoe Canyon zones, and the three deep gas plays that include the Basal Quartz sands at Hooker, the stacked, thrusted Foothills Upper Cretaceous Belly River play at Callum in the south, and the Gething/Rock Creek sands at Niton in central Alberta. Compton's third core area, located in the Peace River Arch, is comprised of two oil properties at Worsley and Cecil.

Shallow Gas

The Plains Belly River and overlying Edmonton Horseshoe Canyon shallow gas zones cover more than 1,000 sections of Compton held land in southern Alberta. The entire 800 metre gas-charged section is comprised of multiple Belly River sands, silts, shales, and coals, overlain by the Edmonton/Horseshoe Canyon Coals that similarly include, sands, silts, and shales. In 2006 we drilled 183 wells through the Edmonton Horseshoe Canyon Group targeting the Belly River section, for a total of 550 wells drilled as of year end. This allowed for numerous recompletion and commingling opportunities. Going forward, we intend to focus on downspacing, development drilling, and recompletions in order to establish a resource manufacturing and processing model designed to maximize production. Three key elements -- one industry driven, the others Compton driven -- have recently come together to make this model possible.

    1. In July 2006, the EUB announced a downspacing initiative for zones above the Mannville, including the Plains Belly River, that is intended to see standard well spacing increase from one to four wells per section. Reduced spacing is critical in the development of our unconventional reservoirs that require greater well density for more efficient resource development and recognition. With our current land holdings, this new regulation adds over 4,000 locations to our drilling inventory.
        Additional to downspacing, we now have the ability to maximize production through commingling Belly River with the Edmonton/Horseshoe Canyon zones. The EUB released a directive for commingling on October 31, 2006 that allows for concurrent production of Belly River and Edmonton/Horseshoe Canyon Coals as a single procedure, following minimal application.

    2. We have a large 3D seismic data base, totaling 2,140 km(2) (826 mi(2)) as at December 31, 2006, with an additional 427 km(2)(165 mi(2)) as of the first quarter of 2007. The use of 3D seismic is key in positioning downspace well locations that maximize production and reduce capital requirements.

    3. In recent years, we have focused efforts on establishing and expanding infrastructure and facilities in our core areas. We currently have 466 kilometres of low pressure pipelines. This system of compressors and low pressure pipeline gathering systems covers a large portion of our existing land base.

2006 saw Compton take advantage of new EUB downspacing and commingling initiatives to successfully test our seismic modeling and complete infrastructure development. In 2006, we drilled 25 sections to as many as four wells per section. Preliminary results on the second to fourth wells in each section have generally exceeded the first drill in the section. As a result, we intend to ramp up our Belly River/Edmonton drilling program in 2007 to grow production from these zones. Late in the fourth quarter of 2006, we tied in 21 Belly River/Coalbed Methane wells. An additional 21 wells are projected to be tied in during the first and second quarters of 2007.

In 2006 we expanded our southern Alberta shallow gas compression capability to 105 mmcf/d.

In 2007, we have budgeted to drill 215 shallow gas wells targeting the Plains Belly River/Edmonton group. In select areas, drilling is planned in groups of 20 to 40 wells to capitalize on downspacing and associated cost efficiencies. As well, we have 69 hybrid coal bed methane and sand gas wells. Low pressure gathering and compression facilities are largely in place in the area to assist in reducing on-stream times. It is our intent that production from these multi-zone wells will be commingled for optimal production results. Going forward, in 2008 and beyond, we plan to accelerate production by drilling a large number of wells and tie-ins to existing facilities. A 4,000 well drilling inventory makes this possible.

Deep Gas

Compton has three deep gas plays: the Basal Quartz sands at Hooker, the stacked, thrusted, Belly River play at Callum in southern Alberta, and the Gething/Rock Creek sands at Niton in central Alberta.

HOOKER

Discovered by Compton in 1999, the Basal Quartz sandstone pool at Hooker is the southern Alberta extension of the Lower Cretaceous Deep Basin gas trend. This play covers an extensive area of approximately 124,800 net acres, with our working interest averaging 85%. Current production extends over five townships, and in 2006, we drilled 18 wells at Hooker, testing the aerial extent of the play. It remains apparent that the edges of the Hooker pool have yet to be defined.

In 2006, the total Hooker infrastructure system was expanded to 65 mmcf/d.

We believe that the key to maximizing production at Hooker, or any Deep Basin play, is downspacing of drilling two wells per section to four wells per section. Currently, Compton's drilling program is approved for two wells per section, although the majority of the 120 gas wells drilled to date by us in this area are on single section spacing. Our engineering and geological models indicate that a minimum four wells per section is required for optimal production in this area. As such, we have made an application to the EUB to downspace on a pilot basis, with two other sections pending. We intend to drill approximately 20 Basal Quartz wells during 2007. The majority of these wells are infill locations planned for the second half of 2007, once downspacing is approved.

CALLUM

Our Callum property consists of a series of overpressured, thrusted low permeability Belly River sands in the foothills of southern Alberta. With the acquisition of our partner's interest in 2006, we now hold a 100% interest in 70,400 acres of land in this area. A total of 13 exploratory wells have been drilled over the life of the play by Compton. Based on our initial detailed geological, geophysical, and engineering analysis of seismic, cores, well logs, test and production data, Callum appears to exhibit many similarities to the deep unconventional gas pools of the Rocky Mountain region of the United States.

In 2006, we drilled five exploratory wells, all of which encountered multiple sands. The wells were cased and extensively cored. The two most recent wells, drilled during the third quarter of 2006, are two and 15 miles south of current production, respectively, and following laboratory analysis of the cores, we intend to complete these wells.

Compton is conducting environmental studies on four additional pads prior to submitting the required license applications. We are working with all stakeholders in the area to proceed in an environmentally responsible manner and we remain committed to minimizing the impact of our activities. To this end, drilling in this area is based on one drill pad per section.

In 2007, we plan to drill two exploratory wells at Callum. We remain confident in pursuing this challenging and technically complex play. We intend to increase our drilling activities in the area once regulatory well licensing issues are resolved.

NITON

The Niton area in central Alberta, 150 miles west of Edmonton, is in the Alberta Deep Basin. Our main targets are the Jurassic Rock Creek and Cretaceous Gething, analogous to the Hooker pool in southern Alberta. Proprietary exploration, development, and operations knowledge gained in southern Alberta has resulted in accelerated growth of this core area. We have assembled our 156,800 (128,000 net) acres of land in this multi-target area. In 2006, 31 wells were drilled with results exceeding our expectations.

Compton undertook a major facility project at Niton during 2006. At our McLeod River 7-34-54-14W5 gas plant, all major equipment was purchased in 2006 to complete a gas plant expansion from 18 to 23 mmscf/d processing capacity, which we expect to be completed by March 31, 2007.

Drilling results at Niton continue to exceed our expectations. In 2007, we plan to drill 39 wells in this area.

WORSLEY/CECIL

Located in the Peace River Arch, the Worsley and Cecil properties produce from the Triassic Charlie Lake Formation, a layered sandy Carbonate. These two properties comprise the majority of Compton's conventional oil production.

For 2006, the Worsley pool was the focus of the Company's operations in this area. We drilled 27 Charlie Lake oil wells in 2006, for a total of 118 vertical and 12 horizontal wells in the area.

The horizontal drilling program at Worsley has produced very positive results. One horizontal well replaces three vertical wells, at a cost saving of $1.2 million. Horizontal wells allow successful drilling and production in oil bearing rock layers where underlying water is recognized. In 2005, the Company initiated a waterflood program in this area which we project will increase the ultimate recovery factor for the pool to 25% from 15% on primary depletion. A total of eight wells have been converted to water injectors.

The Worsley gas plant was successfully expanded with the installation of a 15 mmcf/d amine unit in the first quarter of 2007. The plant is now capable of processing 13 mmcf/d.

In 2007, we intend to focus on horizontal drilling and definition of pool boundaries in this area.


PRINCIPAL MARKETS AND DISTRIBUTION METHODS

Compton's natural gas production is sold under a combination of longer term contracts with aggregators and short term daily or 30 day AECO indexed contracts. Approximately 11% of the Company's natural gas production in 2006 was committed to aggregators, compared to an average of 10% in 2005. The average aggregator price realized in 2006 was $1.31/Mcf less than the non-aggregator prices realized during the year. Natural gas production is transported through regulated pipelines within Alberta, at tolls requiring government approval.

The Company's crude oil sales are priced at Edmonton postings and are typically sold on 30 day evergreen arrangements. Natural gas liquids are bid out on an annual basis to obtain the most favorable pricing. The

Company sells crude oil and ngls primarily to refineries and marketers of crude oil and natural gas liquids. Liquids may be transported through regulated pipelines or trucked to the point of sale.

ENVIRONMENTAL POLICIES

Compton believes in the importance of protecting the environment. The Company is committed to conducting all operations in a safe manner that minimizes environmental impact, while meeting regulatory requirements and corporate standards. The Company maintains a comprehensive range of internal programs and controls to promote regulatory compliance and an appropriate level of safety and environmental protection across its operations. The Company's proactive program includes annual environmental compliance audit and inspection programs to ensure Compton's facilities continually meet or exceed regulatory standards. The Company has participated in programs for continual improvement set forth by the Canadian Association of Petroleum Producers, Alberta Energy and Utilities Board, Alberta Environmental Protection, and other related associations, thus demonstrating Compton's commitment to minimizing the Company's environmental impact.

The Company carries out its activities in compliance with all relevant regulations and industry best practices. At present, the Company believes that it meets all existing environmental standards and regulations and has included appropriate amounts in its capital expenditure budget to continue to meet current environmental protection requirements. The Company does not anticipate making extraordinary material expenditures for environmental compliance during 2007. However, it does expect to incur site restoration costs over a prolonged period as existing wells become fully produced. Compton provides for future abandonment and reclamation costs in its financial statements in accordance with Canadian generally accepted accounting principles.

MAZEPPA PROCESSING PARTNERSHIP

In June of 2003, Mazeppa Processing Partnership ("MPP") acquired certain midstream assets from an independent third party. The assets consist of major natural gas gathering and processing facilities in Southern Alberta. Compton does not have an ownership position in MPP. Through a management agreement, Compton manages the activities of MPP and is therefore considered to be the primary beneficiary of MPP's operations. As a result, Compton consolidates the accounts of MPP for reporting purposes in accordance with the guidelines issued by the Accounting Standards Board, in Accounting Guideline AcG-15, "Consolidation of Variable Interest Entities." The results of the midstream activities are immaterial to Compton's consolidated financial condition.

EMPLOYEES

As at December 31, 2006, Compton had 168 full-time employees in its Calgary office and 57 full-time employees at field locations.

COMPETITIVE CONDITIONS

Competive conditions affecting the oil and gas industry are described under the heading "Competition" in the "Risk Factors" section of this Annual Information Form.


                                  RISK FACTORS

VOLATILITY OF PRICES, MARKETS, AND MARKETING PRODUCTION

Oil and gas prices have historically been extremely volatile. The average prices that the Company currently receives for its production are higher than historic averages. Factors which contribute to oil and gas price fluctuations include global demand, domestic and foreign supplies of oil and gas, the price of foreign oil and gas imports, decisions of the Organization of Petroleum Exporting Countries relating to export quotas, domestic and foreign governmental regulations, political conditions in producing regions, global and domestic economic conditions, the price and availability of alternative fuels, including liquefied natural gas, and weather conditions.

The Company's financial condition is substantially dependent on, and highly sensitive to, oil and gas commodity prices. Any material decline in prices could result in a material reduction of Compton's operating results, revenue, reserves, and overall value. Lower commodity prices could change the economics of production from some wells. As a result, the Company could elect not to drill, develop, or produce from certain wells. In addition, Compton is impacted by the differential between prices paid by refiners for light quality oil and the grades of oil produced by the Company.

Under Canadian generally accepted accounting principles, oil and gas assets are reviewed quarterly to determine if the carrying value of the assets exceeds their expected future cash flows. A sustained period of low commodity prices may reduce expected future cash flows and require a write down to the fair value of the Company's oil and gas properties, thereby adversely affecting operating results.

Any future and sustained period of weakness in oil and gas prices would also have an adverse effect on the Compton's capacity to borrow funds. The Company's senior secured credit facilities is based upon the Lenders' estimate of the value of the Company's proved reserves, which determines the borrowing amount. A reduction in the quantity or value of reserves may also obligate Compton to make additional payments under the processing agreement with MPP.

Any decline in the Company's ability to market production could have a material adverse effect on production levels or on the sale price received for production. Compton's ability to market the oil and gas from the Company's wells depends on numerous factors beyond the Company's control, including the availability and capacity of gas gathering systems, pipelines and processing facilities, and their proximity to the wells. The Company will be impacted by Canadian federal and provincial, as well as U.S. federal and state, energy policies, taxes, regulation of oil and gas production, processing, and transportation, as well as Canadian federal regulation of oil and gas sold or transported outside of the province of Alberta.

NEED TO REPLACE RESERVES

Compton's future success depends upon the Company's ability to find, develop, or acquire additional oil and gas reserves that are economically recoverable.
Without successful exploration, development, exploitation, or acquisition activities, the Company's reserves will deplete and, as a consequence, either production or the average life of reserves will decline. If future production declines to the extent that cash flow becomes insufficient to fund capital expenditures, and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital expenditures to maintain and expand its oil and gas reserves will be impaired. Compton cannot guarantee that the Company will be able to find and develop or acquire additional reserves at an acceptable cost.

Management will continue to evaluate prospects on an ongoing basis in a manner consistent with industry standards and past practices. The long term commercial success of the Company depends on its ability to find, acquire, develop, and commercially produce oil and gas reserves. No assurance can be given that Compton will be able to locate satisfactory properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, the Company may determine that current markets, terms of acquisition and participation, or pricing conditions make such acquisitions or participations uneconomic.

Compton's strategies to minimize this inherent risk include focusing on selected core areas in Western Canada with high working interests and assuming operatorship of key facilities. The Company utilizes a team of highly qualified professionals with expertise and experience in these areas. Compton assesses strategic acquisitions to complement existing activities while striving for a balance between exploration and lower risk development and exploitation prospects.

UNCERTAINTY OF RESERVE ESTIMATES

Estimates of oil and gas reserves and the future net cash flow therefrom, involve a great deal of uncertainty because they depend upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that an oil and gas reservoir exists at a particular location and whether oil and gas are recoverable from the reservoir. The probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves may be materially different from estimates.

Estimates of oil and gas reserves require numerous assumptions relating to operating conditions and economic factors, including future oil and gas prices, recovery costs, the availability of enhanced recovery techniques, the ability to market production, and governmental and other regulatory factors, such as taxes, royalty rates, and environmental laws. A change in one or more of these factors could result in known quantities of oil and gas previously estimated as proved reserves becoming unrecoverable. Each of these factors also impact recovery costs and production rates, and therefore, will reduce the present value of future net cash flows from estimated reserves.

In addition, estimates of reserves and future net cash flows expected therefrom, that are prepared by different independent engineers or by the same engineers at different times, may vary substantially.

EXPLORATION, DEVELOPMENT, AND PRODUCTION RISKS

There are many operating risks and hazards inherent in exploring for, producing, processing, and transporting oil and gas. Drilling operations may encounter unexpected formations or pressures that could cause damage to equipment or personal injury and fires, explosions, blowouts, oil spills, or other accidents may occur. Additionally, Compton could experience interruptions to or the termination of drilling, production, processing, and transportation activities due to bad weather, natural disasters, delays in obtaining governmental approvals or consents, insufficient storage or transportation capacity, or other geological and mechanical conditions. Any of these events resulting in a shutdown or slowdown of operations, will adversely affect the Company's business. While close well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

Drilling activities, including completions, are subject to the risk that no commercially productive reservoirs will be encountered and the Company will not recover all or any portion of its investment. The cost of drilling, completing, and operating wells is often uncertain due to drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

INSURANCE

The risks and hazards of Compton's operations could result in damage to, or destruction of, oil and gas wells, production and processing facilities, pipelines or other property, environmental damage, or personal injury for which the Company will be liable. The location of operations near populated areas, including residential areas, commercial business centers, and industrial sites could increase these risks and hazards. The Company cannot fully protect against all of these risks, nor are all of these risks insurable. Compton may become liable for damages arising from these events against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons. The occurrence of a significant event not fully insured or indemnified against could seriously harm Compton's financial condition and operating results.

COMPETITION

The oil and gas industry is highly competitive. The Company competes for capital, acquisitions of reserves, undeveloped lands, skilled personnel, access to drilling rigs, service rigs and other equipment, access to processing facilities, and pipeline and refining capacity with a substantial number of other organizations, many of which may have greater technical and financial resources than Compton. Some of these organizations not only explore for, develop and produce oil and gas but also carry on refining operations and market crude oil and other products on a worldwide basis. As a result of these complementary activities, some competitors may have greater and more diverse competitive resources to draw on than does Compton.

AVAILABILITY OF DRILLING EQUIPMENT AND ACCESS RESTRICTIONS

Compton's drilling operations could be curtailed, delayed, or cancelled as a result of access restrictions or shortages or delays in the delivery of equipment and services. Oil and gas industry operations in the WCSB are affected by road bans imposed from time to time, which can restrict access to well sites and production facility sites. In addition, landowner constraints or poor surface conditions could disrupt access to the Company's properties. Compton's inability to access the Company's properties or to conduct business as planned could result in a shutdown or slowdown of operations.

Exploration and development activities also depend on the availability of drilling and related equipment in the particular areas where such activities will be conducted. Increased demand for that equipment or imposed access restrictions may affect the availability of equipment to the Company and may delay exploration and development activities.

ADDITIONAL FUNDING REQUIREMENTS

Compton's ongoing activities may not generate sufficient cash flow from operations to fund future exploration, development, or acquisition programs. The Company may require additional funding and there can be no assurance that debt or equity financing will be available or sufficient to meet these requirements or that it will be on acceptable terms. Failure to obtain such financing on a timely basis could cause Compton to forfeit interests in certain properties, miss certain acquisition opportunities, and reduce or terminate operations. This may result in the Company not being able to replace its reserves or maintain production, which will have an adverse effect on its financial position.

RELIANCE ON KEY EMPLOYEES

Compton depends to a large extent on the services of key management personnel, including the Company's executive officers and other key employees, the loss of any of whom could have a material adverse effect on operations. The Company does not maintain key man life insurance with respect to any employees. Compton's success will be dependent upon its ability to continue to employ and retain skilled personnel.

ENVIRONMENTAL RISKS

The oil and gas industry is subject to extensive environmental laws and regulations pursuant to local, provincial, and federal legislation. Environmental regulation provides for, among other things, restrictions and prohibitions on the generation, handling, storage, transportation, treatment, and disposal of hazardous substances and waste from spills, releases, or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells, facility sites, and other properties associated with the Company's operations be operated, maintained, abandoned, and reclaimed to the satisfaction of applicable regulatory authorities. Under environmental legislation, Compton may be liable for personal injury, clean-up costs, remedial measures, and other environmental and property damages, as well as administrative, civil, and criminal penalties.

Furthermore, future changes in environmental laws and regulations, including adoption of stricter standards or more stringent enforcement, could result in curtailment of production or materially increased costs, such as fines, incurred liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition. For example, Canada is a signatory to the United Nations Framework Convention on Climate Change and has ratified the Kyoto Protocol established thereunder to set legally binding targets to reduce nationwide emissions of carbon dioxide, methane, nitrous oxide, and other so-called "greenhouse gases." Compton's production facilities and other operations and activities emit greenhouse gases that may subject the Company to legislation regulating emissions of greenhouse gases. The Government of Canada has released the first reading of Canada's Clean Air Act on October 19, 2006; however, the policy framework for the new legislation has not been released and detailed targets, timeframes and compliance options have not yet been set by the federal government. Future federal legislation, together with provincial emission reduction requirements, such as those proposed in Alberta's CLIMATE CHANGE AND EMISSIONS MANAGEMENT ACT (which has been in existence since 2003, but none of the sections that prescribe targets, timeframes, and compliance options with respect to the reduction of greenhouse gases have been proclaimed into force), may require the reduction of emissions or emissions intensity of the Company's operations and facilities.

Compliance with such legislation can require significant expenditures and a failure to comply may result in the issuance of "clean up" orders or the imposition of fines and penalties, some of which may be material. It is possible that the costs of complying with environmental regulations in the future will have a material adverse effect on the

Company's financial condition or results of operations. Compton may incur liabilities that could be material or require the Company to cease production on properties if environmental damage occurs.

Compton has not established a separate reclamation fund for the purpose of funding estimated future environmental and reclamation obligations. The Company cannot assure that it will be able to satisfy future environmental and reclamation obligations. Any site reclamation or abandonment costs incurred in the ordinary course in a specific period will be funded out of cash flow from operations. Should Compton be unable to fully fund the cost of remedying an environmental claim, the Company might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.

The Company is not fully insured against certain environmental risks, either because such insurance is not available or because of high premium costs. In particular, insurance against risks from environmental pollution occurring over time, as opposed to sudden and catastrophic damages, is not available on economically reasonable terms. Accordingly, Compton's properties may be subject to liability due to hazards that cannot be insured against or that have not been insured against due to prohibitive premium costs or for other reasons.


                           STATEMENT OF RESERVES DATA

Compton's interests in its major natural gas and crude oil properties which represents 94% of the Company's oil and natural gas reserves, have been evaluated in a report (the "MAJOR REPORT") as of December 31, 2006, prepared by the independent international integrated petroleum engineering and geological firm, Netherland, Sewell & Associates, Inc. ("NETHERLAND SEWELL"). Compton's interest in the minor natural gas and crude oil properties which represent 6% of the Company's oil and natural gas reserves have been evaluated in a report (the "MINOR REPORT") as of December 31, 2006, prepared internally by Compton and audited by Netherland Sewell. The following summary of the Company's reserves is calculated and reported in accordance with National Instrument 51-101,
"Standards of Disclosure for Oil and Gas Activities". Assumptions and qualifications relating to costs, prices for future production, and other matters are included below. The Major Report is based on data supplied by the Company and on Netherland Sewell's opinions of reasonable practice in the industry.

All evaluations of future net revenue are after the deduction of future income tax expenses (unless otherwise noted in the tables), royalties, development costs, production costs, and well abandonment costs, but before consideration of indirect costs such as administrative, overhead, and other miscellaneous expenses. The estimated future net revenue contained in the following tables does not necessarily represent the fair market value of Compton's reserves. There is no assurance that the forecast price and cost assumptions contained in the Netherland Sewell Report will be attained and variances could be material. Other assumptions and qualifications relating to costs and other matters are summarized in the notes to the following tables. The recovery and reserves estimates on Compton's properties described herein are estimates only. The actual reserves on Compton's properties may be greater or less than those calculated and these variances may be material. Compton has no heavy oil reserves and "crude oil" refers to light and medium crude oil only.

In December 2006, Compton entered into agreements for the sale of two minor, non-core properties that generated net proceeds of $45.9 million all of which were received in the first quarter of 2007. The effective dates of these sales were December 31, 2006 after which time Compton was no longer entitled to the sales proceeds from production volumes. Accordingly, we excluded these properties from the December 31, 2006 reserve report the details of which and related disclosures are fully set out in the following sections of this AIF. The effect of these sales on corporate indebtedness as at December 31, 2006 is set out in the Liquidity and Capital Resource section of Management's Discuss and Analysis in the Company's 2006 Annual Report.

This statement is dated March 7, 2007. The information being provided in this statement has an effective date of December 31, 2006 and a preparation date of March 7, 2007.

CONSTANT PRICES AND COSTS

The following table provides a summary of the Company's reserves by product type, based upon constant price and cost assumptions, before and after applicable royalties, at the end of the most recent fiscal year.

SUMMARY OF OIL AND GAS RESERVES USING CONSTANT PRICING AS OF DECEMBER 31, 2006

==================================================================================================================
RESERVES CATEGORY (1)             CRUDE OIL         NATURAL GAS (2)            NGLS                 SULPHUR
                               GROSS      NET      GROSS        NET       GROSS      NET       GROSS         NET
                              (MBBL)    (MBBL)     (MMCF)     (MMCF)     (MBBL)    (MBBL)      (MLT)        (MLT)
------------------------------------------------------------------------------------------------------------------
PROVED
Developed producing             15,178    14,097    434,615     354,571     7,904     5,634     1,311      1,165
Developed non-producing
                                 1,725     1,603     68,358      56,504     1,154       795        50         39
Undeveloped                      3,227     2,760    170,242     142,256     1,996     1,456        86         72
------------------------------------------------------------------------------------------------------------------
TOTAL PROVED                    20,130    18,459    673,215     553,331    11,054     7,885     1,447      1,276
==================================================================================================================

(1)  Numbers may not add due to rounding.
(2) The solution and associated gas represents 4% of the Company's natural gas reserves and is therefore considered immaterial and is not broken out.

The table set forth below summarizes the future net revenue as of December 31, 2006, based on constant price and cost assumptions.

SUMMARY OF FUTURE NET REVENUE AS OF DECEMBER 31, 2006 (CONSTANT PRICES)

================================================================================================================
RESERVES CATEGORY(1)                                                FUTURE NET REVENUE ($000S)

                                                BEFORE INCOME TAXES DISCOUNTED  AFTER INCOME TAXES DISCOUNTED AT
                                                         AT (%/YEAR)                       (%/YEAR)
                                                     0%              10%             0%              10%
----------------------------------------------------------------------------------------------------------------
PROVED
Developed producing                                $1,883,506       $1,023,093      $1,596,510         $921,901
Developed non-producing                               398,462          191,794         328,364          167,477
Undeveloped                                           684,893          229,608         522,188          171,741
----------------------------------------------------------------------------------------------------------------
TOTAL PROVED                                       $2,966,860       $1,444,494      $2,447,062       $1,261,120
================================================================================================================

(1)  Numbers may not add due to rounding.

Undiscounted total future net revenue calculated using constant prices and costs incorporates the elements presented in the table below.

TOTAL  FUTURE NET  REVENUE  (UNDISCOUNTED)  AS OF DECEMBER  31,  2006  (CONSTANT
PRICES)

=======================================================================================================================
  RESERVES   REVENUE      ROYALTIES   OPERATING  DEVELOPMENT       WELL         FUTURE NET   INCOME TAXES  FUTURE NET
  CATEGORY   ($000S)       ($000S)      COSTS       COSTS      ABANDONMENT    REVENUE BEFORE   ($000S)    REVENUE AFTER
                                       ($000S)     ($000S)    COSTS ($000S)    INCOME TAXES               INCOME TAXES
                                                                                 ($000S)                     ($000S)
-----------------------------------------------------------------------------------------------------------------------
Proved       $6,375,523  $1,122,494  $1,946,470   $310,568      $29,131        $2,966,860     $519,798    $2,447,062
=======================================================================================================================

The following table summarizes the Company's total future net revenue using constant prices and costs, before income taxes, by production type.

TOTAL FUTURE NET REVENUE BY PRODUCTION TYPE AS OF DECEMBER 31, 2006 (CONSTANT PRICES)

====================================================================================================================
  RESERVES CATEGORY                 PRODUCTION TYPE                  FUTURE NET REVENUE BEFORE INCOME TAXES
                                                                        (DISCOUNTED AT 10%/YEAR) ($000S)
--------------------------------------------------------------------------------------------------------------------
Proved                    Crude oil (1)                                              $  390,794
                          Natural gas, ngls, and sulphur (2)                         $1,053,701
====================================================================================================================

(1)  Includes solution gas and related ngls.
(2)  Excludes solution gas and related ngls.

FORECAST PRICES AND COSTS

A summary of the Company's reserves by product type based upon forecast price and cost assumptions, before and after applicable royalties, at the end of the most recent fiscal year, is presented below.

SUMMARY OF OIL AND GAS RESERVES USING FORECAST PRICING AS OF DECEMBER 31, 2006

=====================================================================================================================
RESERVES CATEGORY (1)               CRUDE OIL            NATURAL GAS(2)           NGLS                SULPHUR
                                 GROSS      NET        GROSS       NET       GROSS      NET       GROSS      NET
                                (MBBL)     (MBBL)     (MMCF)      (MMCF)    (MBBL)    (MBBL)      (MLT)     (MLT)
---------------------------------------------------------------------------------------------------------------------
PROVED
Developed producing               15,065     13,985     443,154    362,075     8,021     5,734     1,392       1,237
Developed non-producing            1,714      1,592      68,685     56,795     1,152       795        50          40
Undeveloped                        3,220      2,752     174,999    146,232     2,016     1,473       115          96
---------------------------------------------------------------------------------------------------------------------
TOTAL PROVED                      19,999     18,329     686,838    565,102    11,189     8,002     1,557       1,373
PROBABLE                           9,234      7,884     502,260    418,568     7,879     5,759       714         603
---------------------------------------------------------------------------------------------------------------------
TOTAL PROVED PLUS PROBABLE        29,233     26,213   1,189,099    983,671    19,068    13,761     2,271       1,975
=====================================================================================================================

(1)  Numbers may not add due to rounding.
(2) The solution and associated gas represents 3% of the Company's natural gas reserves and is therefore considered immaterial and is not broken out.

The tables set forth below summarize the future net revenue as of December 31, 2006, based on forecast prices and cost assumptions.

SUMMARY OF FUTURE NET REVENUE AS OF DECEMBER 31, 2006 (FORECAST PRICES)


====================================================================================================================
RESERVES CATEGORY (1)                                       FUTURE NET REVENUE ($000S)
                                                    BEFORE INCOME TAXES DISCOUNTED AT (%/YEAR)
                                      0%            5%            8%           10%           15%           20%
--------------------------------------------------------------------------------------------------------------------
PROVED
Developed producing                 $2,773,936    $1,748,886    $1,446,076   $1,302,527    $1,057,169    $  901,024
Developed non-producing                546,346       339,853       273,957      242,086       187,093       152,203
Undeveloped                          1,072,420       593,417       437,949      362,601       233,399       153,300
--------------------------------------------------------------------------------------------------------------------
TOTAL PROVED                        $4,392,702    $2,682,156    $2,157,982   $1,907,214    $1,477,661    $1,206,527
PROBABLE                             3,239,955     1,623,302     1,153,903      937,863       586,886       383,808
--------------------------------------------------------------------------------------------------------------------
TOTAL PROVED PLUS PROBABLE          $7,632,658    $4,305,457    $3,311,885   $2,845,077    $2,064,547    $1,590,335
====================================================================================================================

(1)  Numbers may not add due to rounding.

=====================================================================================================================
RESERVES CATEGORY (1)                                       FUTURE NET REVENUE ($000S)
                                                     AFTER INCOME TAXES DISCOUNTED AT (%/YEAR)
                                     0%            5%            8%            10%            15%           20%
---------------------------------------------------------------------------------------------------------------------
PROVED
Developed producing                $2,224,955    $1,447,137    $1,220,454     $1,112,098    $  923,647    $  800,161
Developed non-producing               429,793       274,512       224,719        200,383       157,742       130,056
Undeveloped                           801,524       443,334       326,428        269,255       170,022       107,434
---------------------------------------------------------------------------------------------------------------------
TOTAL PROVED                       $3,456,273    $2,164,983    $1,771,601     $1,581,736    $1,251,410    $1,037,651
PROBABLE                            2,300,896     1,117,665       781,978        627,737       376,436       230,110
---------------------------------------------------------------------------------------------------------------------
TOTAL PROVED PLUS PROBABLE         $5,757,170    $3,282,647    $2,553,579     $2,209,473    $1,627,846    $1,267,760
=====================================================================================================================

(1)  Numbers may not add due to rounding.

Undiscounted total future net revenue calculated using forecast prices and costs incorporates the elements presented in the table below.

TOTAL FUTURE NET REVENUE (UNDISCOUNTED) AS OF DECEMBER 31, 2006
(FORECAST PRICES)

======================================================================================================================
   RESERVES      REVENUE    ROYALTIES   OPERATING   DEVELOPMENT     WELL         FUTURE NET  INCOME       FUTURE NET
   CATEGORY      ($000S)     ($000S)      COSTS       COSTS      ABANDONMENT    REVENUE BEFORE TAXES     REVENUE AFTER
                                         ($000S)     ($000S)      COSTS(1)      INCOME TAXES  ($000S)    INCOME TAXES
                                                                   ($000S)        ($000S)                   ($000S)
----------------------------------------------------------------------------------------------------------------------
Proved         $ 9,021,222  $1,581,569  $2,672,569   $  329,690       $44,692     $4,392,702  $  936,429   $3,456,273
Proved plus
probable       $15,179,800  $2,668,280  $3,741,687   $1,067,464       $69,711     $7,632,658  $1,875,488   $5,757,170
======================================================================================================================

(1) Includes, at minimum, well abandonment costs (rather than total abandonment and reclamation costs).

The following table summarizes the Company's total future net revenue using forecast price and cost assumptions, before income taxes, by production type.

TOTAL FUTURE NET REVENUE BY PRODUCTION TYPE AS OF DECEMBER 31, 2006 (FORECAST PRICES)

====================================================================================================================
RESERVES CATEGORY                    PRODUCTION TYPE            FUTURE NET REVENUE BEFORE INCOME TAXES (DISCOUNTED
                                                                               AT 10%/YEAR) ($000S)
--------------------------------------------------------------------------------------------------------------------
Proved                      Crude oil (1)                                             $  425,859
                            Natural gas and ngls (2)                                  $1,481,355

Proved plus probable        Crude oil (1)                                             $  585,546
                            Natural gas and ngls (2)                                  $2,259,531
====================================================================================================================

(1)  Includes solution gas and related ngls.
(2)  Excludes solution gas and related ngls.

                               PRICING ASSUMPTIONS

CONSTANT PRICES USED IN ESTIMATES

Constant price assumptions presume the continuance of current laws, regulations, and operating costs in effect on the date of the Report. Future net revenue calculated using constant prices and costs is based upon the price assumptions set out below. The prices are founded upon the assumptions made by Netherland Sewell as of December 31, 2006.

SUMMARY OF CONSTANT PRICING ASSUMPTIONS AS OF DECEMBER 31, 2006

=====================================================================================================================
     YEAR                  CRUDE OIL              NATURAL GAS                NGLS                SULPHUR    EXCHANGE
                                                                                                              RATE
                                                                                                            $CDN/$US
                   WTI CUSHING     EDMONTON PAR    AECO-C SPOT    PROPANE    BUTANE   PENTANES+  PLANT GATE
                OKLAHOMA$ US/BBL    40(0) API      ($CDN/MMBTU) ($CDN/BBL) ($CDN/BBL) ($CDN/BBL) ($CDN/LT)
                                    ($CDN/BBL)
---------------------------------------------------------------------------------------------------------------------
Dec. 31, 2006       $57.75           $69.60          $6.13       $42.12     $54.05     $71.99     $7.41      $0.85
=====================================================================================================================

FORECAST PRICES USED IN ESTIMATES

Future net revenue calculated using forecast prices and costs is based upon the price assumptions set out below. Netherland Sewell incorporated price forecasts which were the average of the December 31, 2006 pricing forecasts prepared by four major Canadian consulting firms in estimating Compton's reserves data using forecast pricing and costs.

SUMMARY OF FORECAST  PRICING AND INFLATION  RATE  ASSUMPTIONS AS OF DECEMBER 31,
2006

======================================================================================================================
   YEAR              CRUDE OIL           NATURAL GAS               NGLS                SULPHUR    INFLATION   EXCHANGE
                                                                                                   RATE (1)     RATE
                                                                                                    %/YEAR    $CDN/$US
             WTI CUSHING  EDMONTON PAR   AECO C SPOT   PROPANE    BUTANE    PENTANES+  PLANT GATE
              OKLAHOMA      40(0) API   ($CDN/MMBTU)  ($CDN/BBL)($CDN/BBL) ($CDN/BBL)  ($CDN/LT)
               $US/BBL     ($CDN/BBL)
-----------------------------------------------------------------------------------------------------------------------
Forecast
2007          $63.81        $72.00         $7.39         $44.17   $55.42     $74.11     $21.50        2.0%    $0.85
2008          $64.84        $73.17         $7.87         $45.12   $55.28     $75.30     $16.13        2.0%    $0.85
2009          $62.74        $70.76         $7.80         $43.95   $53.55     $72.89     $14.44        2.0%    $0.85
2010          $60.69        $68.36         $7.81         $42.65   $51.72     $70.44     $12.91        2.0%    $0.85
2011          $59.03        $66.44         $7.98         $41.68   $50.25     $68.46     $13.48        2.0%    $0.85
2012          $59.52        $66.98         $8.18         $42.04   $50.62     $69.02     $14.06        2.0%    $0.85
2013          $60.65        $68.27         $8.33         $42.89   $51.60     $70.34     $14.64        2.0%    $0.85
2014          $61.88        $69.70         $8.52         $43.72   $52.73     $71.80     $15.22        2.0%    $0.85
2015          $63.14        $71.06         $8.69         $44.64   $53.70     $73.28     $15.81        2.0%    $0.85
2016          $64.40        $72.51         $8.87         $45.50   $54.83     $74.75     $16.42        2.0%    $0.85
2017          $65.70        $73.92         $9.03         $46.44   $55.87     $76.19     $17.03        2.0%    $0.85
Thereafter      2.0%          2.0%          2.0%           2.0%     2.0%       2.0%       2.0%        2.0%    $0.85
======================================================================================================================

(1)  Inflation rate for operating and capital costs.

The weighted average realized sales price for Compton for the year ended December 31, 2006 was $6.37/Mcf for natural gas, $63.28/bbl for crude oil, $51.40/bbl for ngls, and $0.47/lt for sulphur.

          RECONCILIATIONS OF CHANGES IN RESERVES AND FUTURE NET REVENUE

RESERVES RECONCILIATION

The following table provides a summary of the changes in the Company's reserves which occurred in the most recent fiscal year, based upon forecast price and cost assumptions, net of applicable royalties.

RECONCILIATION OF NET RESERVES BY RESERVE TYPE USING FORECAST PRICES AND COSTS (NET OF APPLICABLE ROYALTIES)(1)

===================================================================================================================
                                            CRUDE OIL                                           NGLS
                                                                             NET
                            NET PROVED  NET PROBABLE  NET PROVED PLUS      PROVED    NET PROBABLE   NET PROVED PLUS
                              (MBBL)       (MBBL)     PROBABLE (MBBL)      (MBBL)       (MBBL)      PROBABLE (MBBL)
-------------------------------------------------------------------------------------------------------------------
December 31, 2005                19,725       5,762         25,488           7,441         4,629           12,070
Extensions                          392         561            953             524           472              996
Improved recovery                   789         725          1,514             238           344              582
Technical revisions                (566)        800            234              (1)         (127)           (128)
Discoveries                          31           -             31             286            54              340
Acquisitions                          8          36             44             214           401              615
Dispositions(2)                     (67)          -            (67)           (162)          (14)            (176)
Production                       (1,983)          -         (1,983)           (537)            -             (537)
-------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2006                18,329       7,884         26,213           8,002         5,759           13,761
===================================================================================================================

===================================================================================================================
                                           NATURAL GAS                                    SULPHUR

                                                        NET PROVED                                    NET PROVED
                            NET PROVED  NET PROBABLE   PLUS PROBABLE    NET PROVED   NET PROBABLE    PLUS PROBABLE
                              (MMCF)       (MMCF)         (MMCF)           (MLT)        (MLT)             (MLT)
-------------------------------------------------------------------------------------------------------------------
December 31, 2005               449,790      337,719       787,509           1,565         656              2,221
Extensions                       27,309       20,086        47,395               -           -                  -
Improved recovery                50,394      125,247       175,641               -           -                  -
Technical revisions              75,206      (84,481)       (9,275)           (100)        (53)              (153)
Discoveries                       4,312        4,441         8,753               -           -                  -
Acquisitions                     11,331       16,982        28,313               -           -                  -
Dispositions(2)                 (12,939)      (1,426)      (14,365)              -           -                  -
Production                      (40,300)           -       (40,300)            (93)          -                (93)
-------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2006               565,102      418,568       983,671           1,373         603              1,975
===================================================================================================================

(1)  Prepared by Management. Numbers may not add due to rounding.
(2) Includes dispositions of non-core properties which closed subsequent to December 31, 2006.

RECONCILIATION OF NET RESERVES BY RESERVE TYPE USING FORECAST PRICES AND COSTS (NET OF APPLICABLE ROYALTIES) (1)

===================================================================================================================
                                                                                       TOTAL RESERVES

                                                                                          NET         NET PROVED
                                                                         NET PROVED    PROBABLE      PLUS PROBABLE
                                                                           (MBOE)       (MBOE)           (MBOE)
-------------------------------------------------------------------------------------------------------------------
December 31, 2005                                                         103,696          67,334        171,031
Extensions                                                                  5,468           4,381          9,848
Improved recovery                                                           9,426          21,944         31,370
Technical revisions                                                        11,867         (13,460)        (1,593)
Discoveries                                                                 1,036             794          1,830
Acquisitions                                                                2,111           3,267          5,378
Dispositions(2)                                                            (2,386)           (252)        (2,637)
Production                                                                 (9,330)              -         (9,330)
-------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2006                                                         121,888          84,007        205,895
===================================================================================================================

(1)  Prepared by Management. Numbers may not add due to rounding.
(2) Includes dispositions of non-core properties which closed subsequent to December 31, 2006.

FUTURE NET REVENUE RECONCILIATION

The following table reconciles changes between the future net revenue estimates at December 31, 2006 and the corresponding estimates in the prior year, using constant prices and costs, discounted at 10%.

RECONCILIATION OF CHANGES IN NET PRESENT VALUE DISCOUNTED AT 10% OF FUTURE NET REVENUE OF PROVED RESERVES (1)

===================================================================================================================
                                                                                                           2006
                                                                                                         ($000s)(2)
-------------------------------------------------------------------------------------------------------------------
Estimated future net revenue at beginning of year                                                       $2,151,700
Sales and transfers of oil and gas produced, net of production costs and royalties                        (291,896)
Net change in sales, prices, production costs and royalties related to future production                  (731,330)
Changes in previously estimated development costs incurred during the period                              (207,421)
Changes in estimated future development costs                                                             (221,882)
Net change from extensions and improved recovery                                                           170,776
Net change from discoveries                                                                                 13,019
Acquisitions of reserves                                                                                   (23,176)
Dispositions of reserves (3)                                                                                47,220
Net change resulting from revisions in quantity estimates                                                  (74,504)
Accretion of discount                                                                                      215,170
Net change in income taxes (4)                                                                             396,818
-------------------------------------------------------------------------------------------------------------------
Estimated future net revenue at end of year                                                             $1,444,494
===================================================================================================================

(1)  Prepared by Management.
(2)  Except for "Net Change in Income Taxes," the amounts above are before tax.
(3) Includes dispositions of non-core properties which closed subsequent to December 31, 2006.
(4) Includes both income taxes incurred during the period and changes in estimated future income tax expenses.

                ADDITIONAL INFORMATION RELATING TO RESERVES DATA

UNDEVELOPED RESERVES

The following discussion generally describes the basis on which Compton attributes proved and probable undeveloped reserves and its plans for developing those undeveloped reserves.

PROVED UNDEVELOPED RESERVES

Proved undeveloped reserves are generally those reserves related to wells that have been tested and not yet tied-in, wells drilled near the end of the fiscal year, or wells further away from the Company's gathering systems. In addition, such reserves may relate to planned infill drilling locations. The majority of these reserves are planned to be in production within a two year timeframe.

The following table summarizes the Company's proved undeveloped reserves over the past five years using forecast price and cost assumptions by production type.

===============================================================================================================
                                                          TOTAL PROVED UNDEVELOPED

                               CRUDE OIL             NATURAL GAS                NGLS                  SULPHUR
          YEAR                   (MBBL)                 (MMCF)                 (MBBL)                  (MLT)
---------------------------------------------------------------------------------------------------------------
          2006                      3,220                 174,999                2,016                    115
          2005                      5,019                  84,333                1,731                    118
          2004                      2,815                  51,828                1,310                    121
          2003                      2,494                  49,324                  873                    124
          2002                        778                  26,638                  577                      2
===============================================================================================================

PROBABLE UNDEVELOPED RESERVES

Probable undeveloped reserves are generally those reserves tested or indicated by analogy to be productive infill drilling locations and lands contiguous to production. The majority of these reserves are planned to be in production by the end of 2008.

The following table summarizes the Company's probable undeveloped reserves over the past five years using forecast price and cost assumptions by production type.

================================================================================================================
                                                         TOTAL PROBABLE UNDEVELOPED

                               CRUDE OIL             NATURAL GAS                NGLS                  SULPHUR
          YEAR                   (MBBL)                 (MMCF)                 (MBBL)                  (MLT)
----------------------------------------------------------------------------------------------------------------
          2006                      5,533                 420,522                6,446                    526
          2005                      5,779                 355,237                5,646                    772
          2004                      7,908                 199,785                4,716                    888
          2003                      2,847                 165,298                2,158                    793
        2002(1)                     6,539                 190,844                3,779                  1,973
================================================================================================================

(1)      the probable values for this year contain developed reserves.

SIGNIFICANT FACTORS OR UNCERTAINTIES AFFECTING RESERVES DATA

The process of estimating reserves is complex. Although every reasonable effort is made to ensure that reserve estimates are accurate, reserve estimation is an inferential science. It requires significant judgments and decisions based on available geological, geophysical, engineering, and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and natural gas prices and costs change. Estimates are reviewed and revised, either upward or downward, as warranted by the new information.

The  reserve  estimates   contained  herein  are  based  on  current  production
forecasts, prices, and economic conditions. Compton's reserves are evaluated by Netherland Sewell.

FUTURE DEVELOPMENT COSTS

The following table provides a summary of the development costs deducted in the estimation of future net revenue attributable to each of the following reserves categories:

DEVELOPMENT COSTS DEDUCTED IN ESTIMATING FUTURE NET REVENUES(1)

=====================================================================================================================
YEAR                                                        PROVED                           PROVED PLUS PROBABLE
                                        CONSTANT PRICES AND        FORECAST PRICES AND        FORECAST PRICES AND
                                         COSTS/YEAR ($000S)        COSTS/YEAR ($000S)         COSTS/YEAR ($000S)
---------------------------------------------------------------------------------------------------------------------
Undiscounted
   2007                                         $158,243                $168,576                     $ 273,483
   2008                                          110,233                 113,497                       323,802
   2009                                           35,840                  40,264                       237,715
   2010                                           11,148                  12,089                       200,238
   2011                                              400                     504                        18,207
   Remaining                                      23,835                  39,452                        83,730
---------------------------------------------------------------------------------------------------------------------
Total undiscounted                              $339,699                $374,382                    $1,137,175

Total discounted at 10% per year                $286,694                $304,131                     $ 901,048
=====================================================================================================================

(1)  Includes abandonment costs.  Numbers may not add due to rounding.

Compton estimates that its internally generated cash flow will be sufficient to fund the future development costs disclosed above. Compton typically has available three sources of funding to finance its capital expenditure program:
(i) internally generated cash flow from operations; (ii) debt financing when appropriate; and (iii) new equity issues, if available on favourable terms.

                          OTHER OIL AND GAS INFORMATION

OIL AND GAS PROPERTIES AND WELLS

The following table summarizes the location of the Company's interests as at December 31, 2006, in crude oil and natural gas wells which are producing or which the Company considers to be capable of production.

=====================================================================================================================
AREA                      PRODUCING CRUDE     SHUT-IN CRUDE       PRODUCING      SHUT-IN NATURAL      TOTAL WELLS
                             OIL WELLS          OIL WELLS        NATURAL GAS        GAS WELLS
                                                                    WELLS
                           GROSS     NET     GROSS      NET     GROSS     NET     GROSS     NET     GROSS     NET
---------------------------------------------------------------------------------------------------------------------
ALBERTA
  South                        91       37        31       13       932     724      239      205    1,293       979
  Central                     177       88        30        8       508     209      137       49      852       354
  Peace River Arch            372      235        58        7       109      45       49       19      588       306
BC                              6        -         1        -        43       3        7        1       57         4
---------------------------------------------------------------------------------------------------------------------
TOTAL WELLS                   646      360       120       28     1,592     981      432      274    2,790     1,643
=====================================================================================================================


The number of shut in oil and gas wells capable of production at December 31, 2006 increased from 2005 because well tie-ins were delayed as the result of abnormally wet weather during the summer months of 2006.

PROPERTIES WITH NO ATTRIBUTED RESERVES

The following table sets forth the Company's undeveloped land holdings to which no proved reserves have been attributed as at December 31, 2006.

=====================================================================================================================
AREA                                                                                GROSS ACRES        NET ACRES
---------------------------------------------------------------------------------------------------------------------
British Columbia                                                                        28,845             4,595
Alberta                                                                                924,745           767,408
Saskatchewan                                                                            23,157            23,157
Manitoba                                                                                 3,432             3,032
---------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                  980,179           798,192
=====================================================================================================================


Approximately 40,127 net acres of undeveloped land could expire by December 31, 2007. However, the Company's 2007 exploration and development activities will defer the expiry of a portion of these lands.

FORWARD CONTRACTS

In 2006, Compton's realized average field price was $44.05/boe, comprised of $6.37/Mcf for natural gas and $58.53/bbl for liquids. In 2005, the average field prices of natural gas and liquids were $8.42/Mcf and $56.04/bbl, respectively, for an average price of $51.95/boe.

Compton's natural gas production is sold under a combination of longer term contracts with aggregators and short term daily or 30 day AECO indexed contracts. Approximately 11% of the Company's natural gas production in 2006 was committed to aggregators. The average aggregator price realized was $1.31/Mcf less than the non-aggregator prices realized during the year.

Compton's crude oil sales are priced at Edmonton postings and are typically sold on 30 day evergreen arrangements. Natural gas liquids are bid out on an annual basis to establish the most competitive pricing. The Company sells crude oil and ngls primarily to refineries and marketers of crude oil and ngls.

From time to time, Compton may enter into hedging arrangements to mitigate commodity price risk and take advantage of opportunistic pricing. In accordance with Compton's policy, hedging programs will not exceed 60% of non-contracted net production.

ADDITIONAL INFORMATION CONCERNING ABANDONMENT AND RECLAMATION COSTS

Compton is required to remove production equipment, batteries, pipelines, and natural gas plants and to restore land at the end of oil and natural gas operations. The Company estimates these costs in accordance with existing laws, contracts, and other policies. These obligations are initially measured at fair value, which is the discounted future value of the liability. This fair value is also capitalized as part of the cost of the related assets and amortized over the useful life of the assets.

An independent environmental consulting firm was hired to assist Management in the estimation of the Company's asset retirement obligations ("ARO"). ARO cost calculations were derived from a combination of actual third party cost quotes, EUB cost models, and typical industry experience and practices. The deemed ARO liability for Compton's 1,600 net well sites and facilities is the sum of the calculated abandonment and reclamation liabilities adjusted for designated status as active, inactive, abandoned, or problem site. Information regarding environmental remediation costs and other liability issues for site specific concerns were derived from a review of historical audit and assessment reports of sites and facilities. An inflation rate of 2% and a credit adjusted risk free rate of 10.6% was used in the fair value calculation.

Total asset retirement costs, net of estimated salvage values, is $113 million or $9 million when discounted at 10%. The undiscounted ARO associated with pipelines and facilities is $50 million and is not deducted in estimating total future net revenue, as calculated in the Company's reserve report. The Company expects to pay $4 million dollars in ARO costs between 2007 and 2010.

TAX HORIZON

Based upon planned capital expenditure programs and current commodity price assumptions, it is anticipated the Company will not be cash taxable until at least 2010.

CAPITAL EXPENDITURES

In 2006, Compton incurred $72 million of exploration costs and $416 million of development costs. Additionally, $33 million was spent on proved property acquisitions and $2 million was spent on unproved property acquisitions.

EXPLORATION AND DEVELOPMENT ACTIVITIES

The following table sets forth the number of crude oil and natural gas wells drilled by the Company, or which the Company participated in drilling, that are capable of production, as well as the number of dry and abandoned wells, all expressed in terms of gross and net wells during the years ended December 31, 2006 and 2005. Fifteen wells drilled in 2006, which are standing cased wells awaiting completion and testing, are not included in the following table.

======================================================================================================================
                                          YEAR ENDED DECEMBER 31, 2006             YEAR ENDED DECEMBER 31, 2005(1)
                                         DEVELOPMENT         EXPLORATORY           DEVELOPMENT        EXPLORATORY
                                        GROSS      NET     GROSS      NET        GROSS      NET     GROSS      NET
---------------------------------------------------------------------------------------------------------------------
Natural gas                              222       180        29       24         200       158        60       56
Crude oil                                 50        34         6        5         105        96        10        9
Dry and abandoned                         17        14         3        3           9         8         8        7
---------------------------------------------------------------------------------------------------------------------
TOTAL                                    289       228        38       32         314       262        78       72
SUCCESS RATIO                                          94%                                      96%
======================================================================================================================

(1) 2005 revised to include four wells previously classified as standing cased wells.

In 2007, the Company will continue to focus its resources in Alberta, Canada. Compton's overall objective for 2007 is the recognition of its unbooked resource potential. The Company has developed a $375 million capital expenditure plan for 2007, encompassing up to 330 gross wells.

PRODUCTION HISTORY

The Company's average daily production volume of natural gas and liquids, before deduction of royalties, for each of the periods indicated, is set forth below.

GROSS NATURAL GAS AND LIQUIDS PRODUCTION

=====================================================================================================================
PRODUCT TYPE                                           FISCAL 2006 THREE MONTHS ENDED
                                                                                                        YEAR ENDED
                                           MARCH 31,    JUNE 30,    SEPTEMBER 30,     DECEMBER 31,     DECEMBER 31,
                                             2006         2006          2006               2006            2006
---------------------------------------------------------------------------------------------------------------------
Natural gas (MMcf/d)                           142         137             142                148            142
Natural gas (MMcf)                          12,750      12,462          13,024             13,604         51,840

Natural gas liquids (boe/d)(1)               2,843       2,692           2,656              2,642          2,707
Natural gas liquids (Mboe)(1)                  256         245             244                243            988

Crude oil (bbl/d)                            7,575       7,129           6,593              5,958          6,809
Crude oil (Mbbls)                              682         649             607                548          2,486

Total liquids (boe/d)                       10,418       9,821           9,249              8,600          9,516
Total liquids (Mboe)                           938         894             851                791          3,474

Total (boe/d)                               34,029      32,645          32,843             33,245         33,187
Total (Mboe)                                 3,063       2,971           3,022              3,058         12,114
=====================================================================================================================

(1)  Includes sulphur.

======================================================================================================================
PRODUCT TYPE                                           FISCAL 2005 THREE MONTHS ENDED
                                                                                                         YEAR ENDED
                                             MARCH 31,    JUNE 30,    SEPTEMBER 30,      DECEMBER 31    DECEMBER 31,
                                               2005        2005          2005               2005            2005
---------------------------------------------------------------------------------------------------------------------
Natural gas (MMcf/d)                             130         130           130                133            131
Natural gas (MMcf)                            11,677      11,809        11,973             12,234         47,693

Natural gas liquids (boe/d)(1)                 2,591       2,579         2,411              2,605          2,546
Natural gas liquids (Mboe)(1)                    233         235           222                240            930

Crude oil (bbl/d)                              4,499       4,668         4,940              6,274          5,100
Crude oil (Mbbls)                                405         425           454                577          1,861

Total liquids (boe/d)                          7,090       7,249         7,351              8,879          7,646
Total liquids (Mboe)                             638         660           676                817          2,791

Total (boe/d)                                 28,714      28,877        29,041             31,042         29,424
Total (Mboe)                                   2,584       2,628         2,672              2,856         10,740
======================================================================================================================

(1)  Includes sulphur.


2007 PRODUCTION ESTIMATES

Production volumes in 2007, as estimated in the reserve forecast before deduction of royalties, are set forth below. Production volumes are the same in both the constant price case and the forecast price case.

=====================================================================================================================
RESERVES CATEGORY(1)                     CRUDE OIL     NATURAL GAS        NGLS        SULPHUR             TOTAL
                                          (BBL/D)        (MMCF/D)       (BBL/D)        (LT/D)             (BOE/D)
---------------------------------------------------------------------------------------------------------------------
PROVED
Developed producing                         5,031             109          1,872          167             25,241
Developed non-producing                       539              14            252            2              3,148
Undeveloped                                   406              15            281            -              3,236
---------------------------------------------------------------------------------------------------------------------
TOTAL PROVED                                5,976             138          2,404          169             31,626
PROBABLE                                      908              15            259            7              3,746
---------------------------------------------------------------------------------------------------------------------
TOTAL PROVED PLUS PROBABLE                  6,885             154          2,663          176             35,372
=====================================================================================================================

(1) Numbers may not add due to rounding. Based on estimates only. Variances may occur due to circumstances beyond Compton's control.

The Company's per unit results on a quarterly basis for the periods indicated is set forth below.

=====================================================================================================================
                                                      FISCAL 2006 THREE MONTHS ENDED                    YEAR ENDED
                                         MARCH 31,       JUNE 30,    SEPTEMBER 30,     DECEMBER 31,     DECEMBER 31,
                                            2006           2006           2006            2006              2006
---------------------------------------------------------------------------------------------------------------------
NATURAL GAS ($/MCF)
Price                                        $7.64         $5.92           $5.41            $6.52            $6.37
Royalties                                   (1.79)        (1.31)          (1.15)           (1.47)           (1.43)
Operating costs(1)                          (0.98)        (1.03)          (1.25)           (1.30)           (1.14)
Transportation costs                        (0.15)        (0.15)          (0.15)           (0.15)           (0.15)
---------------------------------------------------------------------------------------------------------------------
Netback                                      $4.72         $3.43           $2.86            $3.60            $3.65

NATURAL GAS LIQUIDS ($/BBL)(2)
Price                                       $42.38        $52.37          $51.18           $40.61           $46.60
Royalties                                  (13.52)       (15.29)         (14.87)          (12.36)          (14.01)
Operating costs(1)                          (5.86)        (6.21)          (7.52)           (7.81)           (6.85)
Transportation costs                        (1.24)        (1.41)          (1.41)           (1.48)           (1.38)
---------------------------------------------------------------------------------------------------------------------
Netback                                     $21.76        $29.46          $27.38           $18.96           $24.36

CRUDE OIL ($/BBL)
Price                                       $57.84        $71.89          $69.11           $53.39           $63.28
Royalties                                  (12.09)       (17.60)         (16.33)          (11.37)          (14.40)
Operating costs(1)                          (9.96)       (10.59)         (13.11)          (14.08)          (11.87)
Transportation costs                        (1.24)        (1.41)          (1.41)           (1.48)           (1.38)
---------------------------------------------------------------------------------------------------------------------
Netback                                     $34.55        $42.29          $38.26           $26.46           $35.63

TOTAL LIQUIDS ($/BBL)
Price                                       $53.62        $66.54          $63.96           $49.46           $58.53
Royalties                                  (12.48)       (16.97)         (15.91)          (11.68)          (14.29)
Operating costs(1)                          (8.84)        (9.39)         (11.50)          (12.15)          (10.44)
Transportation costs                        (1.24)        (1.41)          (1.41)           (1.48)           (1.38)
---------------------------------------------------------------------------------------------------------------------
Netback                                     $31.06        $38.77          $35.14           $24.15           $32.42

TOTAL ($/BOE)
Price                                       $48.21        $44.85          $41.33           $41.82           $44.05
Royalties                                  (11.29)       (10.59)          (9.42)           (9.54)          (10.21)
Operating costs(1)                          (6.77)        (7.17)          (8.64)           (8.93)           (7.88)
Transportation costs                        (1.00)        (1.05)          (1.04)           (1.05)           (1.04)
---------------------------------------------------------------------------------------------------------------------
Netback                                     $29.15        $26.04          $22.23           $22.30           $24.92
=====================================================================================================================

(1) A portion of our natural gas production is associated with our crude oil production, additionally the production of natural gas liquids is associated with our natural gas production. As a result, per unit operating costs for each product line reflect the allocation of certain common costs in this determination.
(2)  Includes sulphur.

=====================================================================================================================
                                                     FISCAL 2005 THREE MONTHS ENDED                      YEAR ENDED
                                         MARCH 31,       JUNE 30,    SEPTEMBER 30,      DECEMBER 31,     DECEMBER 31,
                                            2005           2005           2005             2005             2005
---------------------------------------------------------------------------------------------------------------------
NATURAL GAS ($/MCF)
Price                                        $6.60         $7.28           $8.46           $11.20            $8.42
Royalties                                   (1.58)        (1.61)          (2.03)           (2.57)           (1.96)
Operating costs(1)                          (0.90)        (0.89)          (0.88)           (0.97)           (0.91)
Transportation costs                        (0.15)        (0.15)          (0.15)           (0.15)           (0.15)
---------------------------------------------------------------------------------------------------------------------
Netback                                      $3.97         $4.63           $5.40            $7.51            $5.40

NATURAL GAS LIQUIDS ($/BBL)(2)
Price                                       $39.40        $40.98          $56.08           $40.55           $44.08
Royalties                                  (12.09)       (12.42)         (18.38)          (12.20)          (13.71)
Operating costs(1)                          (5.42)        (5.36)          (5.26)           (5.79)           (5.46)
Transportation costs                        (0.50)        (1.35)          (1.80)           (1.57)           (1.33)
---------------------------------------------------------------------------------------------------------------------
Netback                                     $21.39        $21.85          $30.64           $20.99           $23.58

CRUDE OIL ($/BBL)
Price                                       $50.17        $61.50          $68.98           $65.23           $62.02
Royalties                                  (11.06)       (13.51)         (16.17)          (15.84)          (14.35)
Operating costs(1)                         (10.12)        (9.89)          (9.50)           (9.93)           (9.86)
Transportation costs                        (0.50)        (1.35)          (1.80)           (1.57)           (1.33)
---------------------------------------------------------------------------------------------------------------------
Netback                                     $28.49        $36.75          $41.51           $37.89           $36.48

TOTAL LIQUIDS ($/BBL)
Price                                       $46.23        $54.20          $64.75           $57.99           $56.04
Royalties                                  (11.44)       (13.12)         (16.90)          (14.77)          (14.13)
Operating costs(1)                          (8.40)        (8.28)          (8.11)           (8.72)           (8.39)
Transportation costs                        (0.50)        (1.35)          (1.80)           (1.57)           (1.33)
---------------------------------------------------------------------------------------------------------------------
Netback                                     $25.89        $31.45          $37.94           $32.93           $32.19

TOTAL ($/BOE)
Price                                       $41.25        $46.33          $54.31           $64.58           $51.95
Royalties                                   (9.99)       (10.53)         (13.37)          (15.24)          (12.36)
Operating costs(1)                          (6.15)        (6.09)          (5.98)           (6.63)           (6.22)
Transportation costs                        (0.80)        (1.01)          (1.13)           (1.09)           (1.01)
---------------------------------------------------------------------------------------------------------------------
Netback                                     $24.31        $28.70          $33.83           $41.62           $32.36
=====================================================================================================================

(1) A portion of our natural gas production is associated with our crude oil production, additionally the production of natural gas liquids is associated with our natural gas production. As a result, per unit operating costs for each product line reflect the allocation of certain common costs in this determination.
(2)  Includes sulphur.

                                    DIVIDENDS

The Company has neither declared nor paid any dividends on its common shares. The Company intends to retain its earnings to finance growth and expand its operations and does not anticipate paying any dividends on its common shares in the foreseeable future.

                                CAPITAL STRUCTURE

Compton is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, of which 128,679,426 common shares are issued and outstanding as fully paid and non-assessable share as at March 26, 2007. No preferred shares are issued and outstanding as at March 26, 2007. The following is a description of Company's common and preferred shares.

COMMON SHARES

Common shares have attached to them the following rights, privileges, restrictions, and conditions: (i) except for meetings at which only holders of another specified class or series of shares of the Company are entitled to vote separately as a class or series, each holder of a common share is entitled to receive notice of, to attend, and to vote at all meetings of the shareholders of the Company; (ii) subject to the rights, privileges, restrictions, and conditions attached to any preferred shares, the holders of common shares are entitled to receive dividends if, and when, declared by the Directors of the Company; and (iii) subject to the rights, privileges, restrictions, and conditions attached to any other class of shares of the Company, the holders of common shares are entitled to share equally in the remaining property of the Company upon liquidation, dissolution, or winding-up of the Company.

PREFERRED SHARES

The preferred shares may be issued in one or more series, and the Directors are authorized to fix the number of shares in each series and to determine the designation, rights, privileges, restrictions, and conditions attached to the shares of each series. The preferred shares are entitled to a priority over the common shares with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution, or winding-up of Compton.

SHAREHOLDER RIGHTS PLAN

Compton has a shareholder rights plan (the "RIGHTS PLAN") under the terms of a shareholder rights plan agreement dated as of April 22, 2003 between the Company and Computershare Trust Company of Canada, as rights agent. The Rights Plan is designed to encourage the fair treatment of shareholders in connection with a take-over bid for Compton. Rights issued under the Rights Plan become exercisable when a person, and any related parties, acquires or announces its intention to acquire 20% or more of the outstanding Common Shares without complying with certain provisions set out in the Rights Plan or without approval of the Board of Directors of Compton. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and related parties, will have the right to purchase Common Shares at a 50% discount to the market price at that time. The Rights Plan was ratified by and extended to June 3, 2009 by shareholders at the annual and special meeting of Compton shareholders held on May 10, 2006.

                              MARKET FOR SECURITIES

The outstanding common shares of the Company are listed on the Toronto Stock Exchange ("TSX") under the symbol CMT and on the New York Stock Exchange until the symbol CMZ. The following table sets out the high and low closing prices and average trading volume of common shares as reported by the TSX, for the periods indicated.

=====================================================================================================================
             PERIOD                 TSX HIGH CLOSE        TSX LOW CLOSE          TSX AVERAGE DAILY TRADING VOLUME
---------------------------------------------------------------------------------------------------------------------
2006
  January                                 $18.84               $17.01                           743,850
  February                                $18.92               $14.39                           773,430
  March                                   $15.87               $13.95                           636,443
  April                                   $16.80               $15.20                           510,985
  May                                     $15.50               $12.80                           659,357
  June                                    $14.04               $11.78                           579,747
  July                                    $15.00               $12.53                           487,149
  August                                  $15.04               $13.17                           301,956
  September                               $13.62               $10.67                           390,923
  October                                 $12.42               $10.68                           632,137
  November                                $12.08               $10.95                           348,881
  December                                $12.00               $10.65                           477,180

2007
  January                                 $11.42                $9.57                           492,536
  February                                $11.40               $10.54                           322,984
  March 1-26                              $11.73               $10.22                           512,593
=====================================================================================================================


                              CONFLICTS OF INTEREST

The Directors and Officers of Compton are engaged in and will continue to engage in other activities in the oil and natural gas industry and as a result of these and other activities, the Directors and Officers of Compton may become subject to conflicts of interest. The Business Corporations Act (Alberta) (the "Act") provides that in the event that a Director has an interest in a contract or proposed contract or agreement, the Director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided under the Act. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the Act. As at the date hereof, Compton is not aware of any existing or potential material conflicts of interest between Compton and a Director or Officer of the Company.


           INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

None of the current executive Officers or Directors of Compton, and no person or company that is the direct or indirect beneficial owner of, or who exercised control or direction over more than 10% of the common shares of Compton, nor any associate or affiliate of the foregoing has or has had, at any time, any material interest, directly or indirectly, in any transaction or proposed transaction that has materially affected or would materially affect Compton.


                               MATERIAL CONTRACTS

Indenture dated as of November 22, 2005, among Compton Petroleum Finance Corporation, Compton, as parent guarantor, Hornet Energy Ltd., Compton Petroleum (partnership) and Compton Petroleum Holdings Corporation, as the initial subsidiary guarantors, and The Bank of Nova Scotia Trust Company of New York, as trustee, whereby, on November 22, 2005, Compton Petroleum Finance Corporation issued and sold U.S.$300 million aggregate principal amount of senior term notes, which are unsecured and bear interest semi-annually, in arrears on December 1 and June 1 of each year, at a rate of 7-5/8% per year, with principal repayable on December 1, 2013. On April 4, 2006, Compton Petroleum Finance Corporation issued an additional U.S.$150 million aggregate principal amount of senior term notes under this Indenture on the same terms and conditions as the senior terms notes issued on November 22, 2005. The senior notes are guaranteed by Compton and the initial subsidiary guarantors.

                              INTERESTS OF EXPERTS

As at the date hereof, the partners and associates of Grant Thornton, LLP, the auditors of Compton, as a group, did not beneficially own any of Compton's outstanding common shares. As at the date hereof, principals of Netherland Sewell personally disclosed in certificates of qualification that they neither had, nor expected to receive, any of the Company's outstanding common shares.

                                     RATINGS

Standard & Poor's Rating Services ("S&P") and Moody's Corporation ("MOODY'S") have rated Compton's U.S. $450 million 7-5/8% Senior Notes as B and B2 respectively, as at December 31, 2006. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revisions or withdrawal at any time by the rating agency.

An S&P credit rating considers likelihood of payment, nature of and provisions of the obligation, protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors' rights. S&P's credit ratings are on a long-term debt rating scale that ranges from AAA to D, representing the range from highest to lowest quality of such securities rated. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. According to the S&P rating system, debt securities rated B are vulnerable to nonpayment, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitment on the obligation.

Moody's credit ratings on long-term structured finance obligations primarily address the expected credit loss an investor might incur on or before the legal final maturity of such obligations, incorporating the probability of default and the severity of the loss. Moody's credit ratings are on a long-term debt rating scale that ranges from Aaa to C, representing the range from least credit risk to greatest credit risk of such securities rated. Moody's applies numerical modifiers 1, 2 and 3 in each generic rating classification from Aa through Caa in its long term debt rating system. The modifier 1 indicates that the issue ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking, and the modifier 3 indicates that the issue ranks in the lower end of that generic rating category. According to the Moody's rating system, debt securities rated B2 are considered speculative and are subject to high credit risk.

                             DIRECTORS AND OFFICERS

DIRECTORS

Information is given below with respect to each of the current Directors of the Company. All Directors of Compton stand for election at each annual meeting of the Company. The next Annual Meeting of Shareholders is scheduled for May 10, 2007 at 3:30 pm. (Calgary time) in the Historical Ballroom on the 4th Floor of the Calgary Chamber of Commerce, 517-Centre Street South, Calgary, Alberta, Canada.

The Board of Directors has established an Audit, Finance and Risk Committee; an Engineering, Operations and Reserves Committee; a Human Resources, Compensation, Environmental, Health and Safety Committee; and a Corporate Governance Committee. All independent Directors sit on each of the Board Committees. Mr. Sapieha does not sit on the Board Committees since he is a non-independent Director due to his position as President & CEO with the Company.

The name, city of residence, and principal occupation during the last five years of each of the Directors of the Company are set forth in the following table.

=====================================================================================================================
NAME AND MUNICIPALITY OF                               PRINCIPAL OCCUPATION                           DIRECTOR SINCE
RESIDENCE
---------------------------------------------------------------------------------------------------------------------
Mel F. Belich, Q.C.           Chairman,   Compton  Petroleum   Corporation.   Mr.  Belich  has  been       1993
Calgary, AB, Canada           Chairman  and  President  of  each  of  Enbridge  International  Inc.,
                              Enbridge  Technology Inc., and a director of numerous Enbridge Inc., a pipeline  company,  affiliates,  including  those in Europe  and Latin
                              America.


                              Mr.  Belich is the  Chairman of the Board of  Directors of Compton and
                              the Chairman of the Corporate Governance Committee.
---------------------------------------------------------------------------------------------------------------------

Irvine J. Koop, P. Eng.       Chairman  and  Chief  Executive  Officer  of  IKO  Resources  Inc.,  a       1996
Calgary, AB, Canada           petroleum  consulting  firm,  and prior  thereto,  President  and CEO,
                              Pipelines and Midstream of Westcoast Energy Inc., a pipeline company.


                              Mr.  Koop  is the  Chairman  of  the  Human  Resources,  Compensation,
                              Environmental, Health and Safety Committee.
---------------------------------------------------------------------------------------------------------------------

John W. Preston               Independent  Businessman and prior thereto,  an Account Executive with       1993
Calgary, AB, Canada           Sun Microsystems of Canada Inc., a computer company.
---------------------------------------------------------------------------------------------------------------------

Ernie G. Sapieha, C.A.        President & Chief Executive Officer of the Company.                          1993
Calgary, AB, Canada
---------------------------------------------------------------------------------------------------------------------

Jeffrey T. Smith, P. Geol.    Independent  Businessman and prior thereto, Chief Operating Officer of       1999
Calgary, AB, Canada           Northstar Energy Corporation, an oil and gas company.


                              Mr.  Smith is Chairman of the  Engineering,  Reserves  and  Operations
                              Committee.
=====================================================================================================================

=====================================================================================================================
NAME AND MUNICIPALITY OF                               PRINCIPAL OCCUPATION                           DIRECTOR SINCE
RESIDENCE
---------------------------------------------------------------------------------------------------------------------
John A. Thomson, C.A.         Independent   Businessman.   Mr.  Thomson  served  as  Vice  President       2003
Calgary, AB, Canada           Corporate  Development  from  2000,  and as a director  from 1999,  to
                              2001,  of  Avid  Oil & Gas  Ltd.,  an oil and gas  company  and  prior thereto,  he was Senior Vice President and Chief Financial  Officer of
                              Renaissance Energy Ltd., an oil and gas company.


                              Mr. Thomson is the Chairman of the Audit, Finance and Risk Committee.
=====================================================================================================================

Further information about the Directors and the committees of the Board of Directors is set forth under the heading "Election of Directors" in the Company's Management Proxy Circular dated March 12, 2007 relating to the Annual Meeting of Shareholders to be held on May 10, 2007, which sections are incorporated by reference into this Annual Information Form.

OFFICERS

The name, city of residence, and principal occupation during the last five years of each of the Officers of the Company are set forth in the following table.

=====================================================================================================================
NAME AND MUNICIPALITY OF RESIDENCE                                 PRINCIPAL OCCUPATION
---------------------------------------------------------------------------------------------------------------------
Ernie G. Sapieha, C.A.                 President & Chief Executive Officer of the Company.
Calgary, Alberta

Norman G. Knecht, C.A.                 Vice President Finance & Chief Financial Officer of the Company.
Calgary, Alberta

Tim G. Millar, LL.B.                   Vice President, General Counsel & Corporate Secretary of the Company; prior
Calgary, Alberta                       to 2003, Senior Partner of Fraser Milner Casgrain LLP, Barristers and
                                       Solicitors.

Murray J. Stodalka, P. Eng.            Vice President Operations & Engineering of the Company.
Calgary, Alberta

Marc R. Junghans, P. Geol.             Vice President Exploration; prior to 2002, Manager of Exploration of the
Calgary, Alberta                       Company.
=====================================================================================================================

As at March 26, 2007, the Directors and Officers of Compton as a group beneficially owned or controlled, directly or indirectly, 13,139,767 common shares of Compton, representing approximately 10.2% of the issued and outstanding common shares of the Company. None of the Directors or Officers held a sufficient number of common shares to materially affect the control of Compton.

                  AUDIT, FINANCE AND RISK COMMITTEE INFORMATION

The Charter of the Audit, Finance and Risk Committee is set forth in Schedule C.

COMPOSITION OF THE AUDIT, FINANCE AND RISK COMMITTEE

Chairman: John A. Thomson
Members: Mel F. Belich, Irvine J. Koop, John W. Preston, and Jeffrey T. Smith

Based upon applicable Canadian and United States securities laws and the New York Stock Exchange corporate governance rules, Compton has adopted "Standards of Independence," which may be viewed in full on the Company's website. The Board affirmatively determines on an annual basis the independence of its members. Messrs. Belich, Koop, Preston, Smith, and Thomson have been determined to be independent Directors. Mr. Sapieha is not an independent Director because of his position as President & CEO of the Company.

Mr. Thomson is considered to be a "financial expert," as defined in National Instrument 52-110, "Audit Committees," ("NI 52-110") issued by the CSA, due to his experience in the oil and natural gas industry as a Chartered Accountant, as Chief Financial Officer of a major public oil and natural gas company, and as a board member and Officer for other public reporting oil and natural gas companies. All other Committee members are "financially literate," as defined in NI 52-110, due to their experience in various management positions.

EXTERNAL AUDITOR FEES

The aggregate amounts paid or accrued by the Company with respect to fees payable to Grant Thornton LLP for audit and audit-related engagements (including separate audits of subsidiary entities, financings, and regulatory reporting requirements), tax and other services in the fiscal years ended December 31, 2006 and 2005 were as follows:

==============================================================================
TYPE OF SERVICE                           FISCAL 2006       FISCAL 2005 (1)
------------------------------------------------------------------------------
Financial statement audit                     $ 510,360           $451,899
Internal controls audit                         489,000                  -
Audit related                                    69,220            184,022
Tax                                               8,795             14,200
Other non-audit                                  37,240             44,780
------------------------------------------------------------------------------
Total                                        $1,114,615           $694,901
==============================================================================

(1) 2005 amounts have been updated to account for differences between accrued costs and actual billings.

Fees in respect of the fiscal 2006 internal controls audit related to the review of Compton's United States Sarbanes-Oxley Act of 2002 compliance. The audit related fees incurred in fiscal 2006 related to the Company's U.S.$150 million senior notes offering in March 2006. Tax fees incurred in fiscal 2006 related to the review of tax forms. Fees for other non-audit services in fiscal 2006 related primarily to services incurred to translate the Company's quarterly and annual reports into French.

The audit related fees incurred in fiscal 2005 related to the Company's equity offering in February 2005 and the issuance of the Company's U.S.$300 million dollar senior notes in November 2005. Tax fees incurred in fiscal 2005 related to the review of tax forms and the fees for other non-audit services in fiscal 2005 were incurred to translate the Company's quarterly and annual reports into French.

The Audit, Finance and Risk Committee of the Company considered these fees and determined that they were reasonable and do not impact the independence of the Company's auditors. Further, such Committee determined that in order to ensure the continued independence of the auditors, only limited non-audit related services would be provided to the Company by Grant Thornton LLP and in such case, only with the prior approval of the Audit, Finance and Risk Committee. The Committee has pre-approved Management to retain Grant Thornton LLP to provide miscellaneous, minor, non-audit services in circumstances where it is not feasible or practical to convene a meeting of the Audit, Finance and Risk Committee, subject to an aggregate limit of $20,000 per quarter.


                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Company's shares is Computershare Trust Company of Canada at its office in Calgary, Alberta.


                             ADDITIONAL INFORMATION

Additional information including Directors' and Officers' remuneration, principal holders of the Company's common shares, options to acquire common shares, and interests of insiders in material transactions (if applicable) is contained in the Management Proxy Circular issued by Management dated March 12, 2007, relating to the Annual and Special Meeting of Shareholders to be held on May 10, 2007. Additional financial information is also provided in the consolidated financial statements and MD&A of the Company for the year ended December 31, 2006, included in the Company's 2006 Annual Report. Copies of these and other documents relating to Compton have been filed with the CSA's System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com.

Additional copies of this Annual Information Form are available to the public and may be obtained by contacting:

                 Compton Petroleum Corporation
                 Suite 3300, 425 - 1st Street S.W.
                 Fifth Avenue Place, East Tower
                 Calgary, Alberta, Canada
                 T2P 3L8

                 Attention:      Mr. T.G. Millar
                                 Vice President, General Counsel &
                                 Corporate Secretary
                 Telephone:      (403) 237-9400
                 Fax:            (403) 237-9410

[LOGO OMITTED] NSAI - NETHERLAND, SEWELL & ASSOCIATES, INC.

                                   SCHEDULE A
                                 FORM 51-101F2
                     REPORT ON RESERVES DATA BY INDEPENDENT
                     QUALIFIED RESERVES EVALUATOR OR AUDITOR

To the board of directors of Compton Petroleum Corporation (the "Company):

1. We have evaluated and audited the Company's reserves data as at December 31, 2005, as follows:

     (a)  (i)    Evaluated  the  proved  and proved  plus  probable  oil and gas reserves as at December 31, 2006, of the major properties, using forecast prices and costs; and

         (ii)    the related estimated future net revenue; and

     (b)  (i)    Evaluated  and  proved  and proved  plus  probable  oil and gas reserves as at December 31, 2006, of the major properties, using constant prices and costs; and

         (ii)    the related estimated future net revenue.

     (c)  (i)    Audited  the  proved  and  proved  plus  probable  oil  and gas reserves as at December 31, 2006, of the minor properties, using forecast prices and costs; and

         (ii)    the related estimated future net revenue; and

     (d)  (i)    Audited  the  proved  and  proved  plus  probable  oil  and gas reserves as at December 31, 2006, of the minor properties, suing constant prices and costs; and

         (ii)    the related estimated future net revenue.

2. The reserves data are the responsibility of the Company's management. Our responsibility is to express an opinion on the reserves data based on our evaluation.

     We carried out our evaluation in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook (the "COGE Handbook") prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society).

3. Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the reserves data are free of material misstatement. An evaluation also includes assessing whether the reserves data are in accordance with principles and definitions presented in the CDGE Handbook.

4. The following table sets forth the estimated future net revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, included in the reserves data of the Company evaluated by us for the year ended December 31, 2005, and identifies the respective portions thereof that we have audited, evaluated, and reported on to the company's board of directors.

                                                Location of             (before Canadian Audited Income taxes,
                         Description and          Reserves                      10% discount rate) (MCS)
Independent Qualified  Preparation Date of  (Country or Foreign   -------------------------------------------------
 Reserves Evaluator     Evaluated Report      Geographic Area)    Audited       Evaluated      Reserved       Total
-------------------------------------------------------------------------------------------------------------------

Netherland, Sewel &
Associates, Inc.         March 7, 2007            Canada          226,276       2.616,801        nil      2,645,077

5. In our opinion, the reserves data respectively evaluated by us have, in all material respects, been determined and are in accordance with the CCGE Handbook. We express no opinion on the reserves data that we reviewed but did not audit or evaluate.

6. We have no responsibility to update our reports referred to in paragraph 4 for events and circumstances occurring after their respective preparation dates. Although this report was printed March 7, 2007, it was based on an effective date of December 31, 2005.

7. Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.

Executed as to our report referred to above:

                                      NETHERLAND, SEWELL & ASSOCIATES, INC.
                                      Dallas, Texas, USA
                                      March 20, 2007



                                           /s/ Frederic D. Sewell
                                      By:  ------------------------------------
                                           Frederic D. Sewell
                                           Chairman and chief Executive Officer

PCB:MBB

================================================================================

Please be advised that the digital documents you are viewing is governed by Netherland, Sewel & Associates Inc. (NSA) as a convenience to our clients. The digital document is intended to be substantially the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations and conditions stated in the digital document. In the event of any alterations between the digital document and the original document, the original document shall control and supersede the digital document.

================================================================================

                                   SCHEDULE B

                       REPORT OF MANAGEMENT AND DIRECTORS
                      ON RESERVES ON OIL AND GAS DISCLOSURE

Management of Compton Petroleum Corporation (the "Company") are responsible for the preparation and disclosure of information with respect to the Company's oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data, which consist of the following:

        (a)    (i)   proved and proved plus  probable oil and gas reserves as at
                     December 31, 2006 using forecast prices and costs; and

              (ii)   the related estimated future net revenue; and

        (b)    (i)   proved and proved plus  probable oil and gas reserves as at
                     December 31, 2006 using constant prices and costs; and

              (ii)   the related estimated future net revenue.

An independent qualified reserves evaluator has evaluated (in respect of the Company's major properties) and audited (in respect of the Company's minor properties) the Company's reserves data. The report of the independent qualified reserves evaluator will be filed with securities regulatory authorities concurrently with this report.

The Engineering, Reserves and Operations Committee of the Board of Directors of the Company has:

        (a) reviewed the Company's procedures for providing information to the independent qualified reserves evaluator;

        (b) met with the independent qualified reserves evaluator to determine whether any restrictions affected the ability of the independent qualified reserves evaluator to report without reservation; and

        (c) reviewed the reserves data with Management and the independent qualified reserves evaluator.

The Engineering, Reserves and Operations Committee of the Board of Directors has reviewed the Company's procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with Management. The Board of Directors has, on the recommendation of the Engineering, Reserves and Operations Committee, approved:

        (a) the content and filing with securities regulatory authorities of the reserves data and other oil and gas information;

        (b) the filing of the report of the independent qualified reserves evaluator on the reserves data; and

        (c)   the content and filing of this report.

Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.


(signed) "Ernie Sapieha"                (signed) "Murray Stodalka"
Ernie Sapieha                           Murray Stodalka
President & CEO                         Vice President Operations & Engineering

(signed) "Jeffrey Smith"                (signed) "Mel Belich"
Jeffrey Smith                           Mel Belich
Chairman of the Engineering,            Chairman of the Board
Reserves and Operations Committee

March 26, 2007

                                   SCHEDULE C

                CHARTER OF THE AUDIT, FINANCE AND RISK COMMITTEE


MANDATE OF THE COMMITTEE

The Audit, Finance and Risk Committee (the "COMMITTEE") of the Board of Directors (the "BOARD") of Compton Petroleum Corporation (the "COMPANY") shall, as permitted by the Business Corporations Act (Alberta) (the "ABCA") and the Articles and By-Laws of the Company, have the responsibility to oversee that management has applied due diligence in creating and maintaining an effective risk management and control framework. This framework should provide reasonable assurance that the financial, operational, and regulatory objectives of the Company are achieved and that the statutory responsibilities of the Board are discharged. The Committee fulfills its role on behalf of the Board, by overseeing:

1.      the  integrity  of  the  Company's   financial   statements,   financial
        information and accounting, financial reporting (including MD&A, as hereinafter defined), and auditing processes;

2.      the external auditor's qualifications, independence, and performance;

3.      the Company's compliance with legal and regulatory requirements; and

4.      risk   management,    management   information   systems,   governmental
        legislation, and external business of the Company.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to determine that the Company's financial statements are complete, accurate, and in accordance with generally accepted accounting principles, or to certify the
Company's financial statements. Management is responsible for preparing the Company's financial statements and the Company's external auditor is responsible for auditing the annual financial statements and for reviewing the interim financial statements. The Committee shall however; assist the Board in overseeing that management and the external auditor fulfill their responsibilities in the Company's financial reporting process.

The Committee has the authority to obtain independent outside accounting and other advisors as deemed appropriate to perform its duties and responsibilities. The Company shall provide appropriate funding to compensate the external auditor and any advisors that the Committee chooses to engage. The Committee is authorized to communicate directly with the external auditor to discuss and review specific issues as necessary.

The Committee will primarily fulfil its responsibilities by carrying out the activities enumerated in the following sections of this Charter. The Committee will report regularly to the Board regarding the execution of its duties and responsibilities.

In fulfilling its mandate, the Committee has the responsibility to, without limitation:

(A)     INTERNAL AND DISCLOSURE CONTROLS

1. review the effectiveness and integrity of the Company's system of disclosure controls and system of internal controls regarding finance, accounting, compliance, and ethics that management and the Board have established;

2. where the Committee considers it necessary and appropriate, set up and review an internal audit process and review any appointment or dismissal of senior internal audit personnel appointed in connection therewith;

3. review the evaluation of internal controls by the external auditor with management and the Company's subsequent follow-up to any identified weaknesses;

4.      review,   in  conjunction  with  the  Human   Resources,   Compensation,
        Environmental, Health and Safety Committee of the Board, the appointment of the Chief Financial Officer;

5. determine the appropriate resolution of conflicts of interest in respect of audit, finance, and risk matters properly directed to the Committee;

6.      review with management and the external auditor:

        (a) in conjunction with the report of the external auditor, the Company's audited annual financial statements, including related footnotes and management's discussion and analysis of financial conditions and results of operations ("MD&A") and quarterly financial statements,

        (b) the significant accounting judgments and reporting principles, practices, and procedures applied by the Company in preparing its financial statements including any newly adopted accounting policies,

        (c) significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit,

        (d) the co-operation received by the external auditor during the audit, including access to all requested records, data and information,

        (e) any correspondence with regulatory or governmental authorities which raises material issues regarding the Company's financial statements or accounting policies, and

        (f) any other matters not described above that are required to be communicated by the external auditors to the Committee pursuant to applicable law and regulation;

7. obtain an explanation from management of all significant variances between comparative reporting periods. The Committee shall review all financial statements prior to their presentation to the Board for approval;

8. review and recommend for approval by the Board, all documents to be publicly disclosed, prior to their release, which contain audited or unaudited financial information. Such documents include any prospectuses, interim unaudited financial statements, year end audited financial statements, the annual report, the annual management proxy circular, the annual information form, all press releases, and disclosures made under MD&A ;

9. review with management the procedures that exist for the review of financial information extracted or derived from financial statements which is publicly disclosed by the Company other than in the documents listed in section 8 above and periodically, at least annually, assess the adequacy of those procedures, as required by Multilateral Instrument 52-110, section 2.3;

10. review with management and the external auditor all off-balance sheet financing mechanisms being used by the Company, their risks, and the clear disclosure of those risks and all other material financial risks to the Company's business;

11. discuss with the Company's General Counsel, at least annually, legal and regulatory matters that may have a material impact on the financial statements;

12. review with the Chief Financial Officer and the Chief Executive Officer of the Company their respective disclosures made to the Committee during the certification process as required by Multilateral Instrument 52-109, and in addition:

        (a) any significant deficiencies or material weaknesses in the design or operation of internal controls,

        (b) any fraud involving management or other employees who have a significant role in the Company's internal controls,

        (c)   any other obligations arising from certification, and

        (d)   any significant changes in the internal controls;

13. review with management and the external auditor and as required by the Corporate Governance Committee, the Company's Code of Business Conduct and Ethics;

14.     establish and maintain procedures for:

        (a)   the receipt,  retention,  and treatment of complaints  received by
              the  Company   regarding   the  Company's   accounting,   internal
              accounting controls, or auditing matters, and

        (b) the confidential and anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, and review all matters relating thereto; and

15. review with management the details of all transactions between the Company and parties related to the Company.

(B)     OVERSIGHT OF THE EXTERNAL AUDITOR

1. recommend to the Board and to the Shareholders the nomination of the external auditor, who shall be a "Registered Public Accounting Firm" within the meaning of applicable securities legislation, for the purpose of preparing or issuing an auditor's report or performing other audit, review, or attestation services for the Company;

2. review the qualifications and independence of the external auditor during the year;

3. at least annually, obtain and review a report by the independent auditor describing the firm's internal quality control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the listed company;

4. maintain a clear understanding with the external auditor that it is to have an open and transparent relationship with the Committee and that it is to report directly to the Committee;

5. provide a scheduled opportunity to meet with the external auditor for full, frank and timely discussions of all material issues, without management present;

6. discuss with the external auditor the scope and timing of the audit work with particular reference to high risk areas or areas of Board concern;

7. inquire as to whether the audit partner receives compensation based on the audit partner procuring engagements to provide services other than audit, review, or attest services to the Company;

8. review all reportable events, including disagreements, unresolved issues, and consultations, as defined in National Instruments 51-102, on a routine basis, whether or not there is to be a change of external auditor;

9. review all issues and documentation related to a change of external auditor, including information to be included in the Change of Auditor Notice and documentation called for under National Instruments 51-102 and the planned steps for an orderly transition period;

10. appropriately supervise and evaluate the performance of the external auditor and lead audit partner, and report conclusions to the Board;

11. review and approve the Company's hiring policies regarding partners, employees, former partners, and former employees of the current and previous external auditors of the Company;

12. oversee the rotation of audit partners as required by applicable regulation and, in order to ensure continuing auditor independence, consider annually whether it is appropriate to adopt a policy of rotating the Company's external auditing firm on a regular basis;

13. pre-approve the nature of, and fees for, all audit, review, attestation, and significant non-audit services provided by the external auditor, prior to engagement, and disclose such pre-approvals in accordance with applicable securities law;

14.     consider  the  effect  of  significant   non-audit  engagements  on  the
        independence of the external auditor; and

15. provide to the external auditor any information and explanations, and access to records, documents, books, accounts, and vouchers of the Company that are, in the opinion of the external auditor, necessary to make the examinations and reports required under legislation or regulation.

(C)     OVERSIGHT OF FINANCIAL REPORTING AND ACCOUNTING POLICIES

1. review with management and the external auditor significant financial reporting issues arising during the fiscal period and the methods of resolution;

2. prior to the issuance of the external auditor's report on the Company's financial statements, discuss the following with the external auditor:

        (a) all critical accounting policies and practices applied in the financial statements,

        (b) all alternative accounting and disclosure treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternate treatments and disclosures, and the treatment preferred by the external auditor, and

        (c) other material written communications between the external auditor and management, such as the post audit or management letter and schedule of unadjusted differences;

3.      inquire  of the  external  auditor as to the  quality  of the  Company's
        accounting   estimates,   discussing   significant   judgments  made  in
        connection with the preparation of the financial statements;

4. review with management any proposed changes in major accounting policies, the impact and clear disclosure of significant risks and uncertainties, and key estimates and judgments of management that may be material to financial reporting;

5. prepare such reports and letters or other disclosure documents as are required to be prepared by the Committee under applicable securities legislation; and

6. review any notice received by the Committee with respect to an error or misstatement of which a director or officer becomes aware;

(D)     ADDITIONAL DUTIES AND RESPONSIBILITIES

1. review the appointments of any other key financial executives who are involved in the financial reporting process;

2.      review   derivative  and  hedging  policies  of  the  Company  and  make recommendations to the Board in respect of gas contracts, hedging agreements, and other similar financial transactions;

3. review risk assessment and risk management policies. Such review should include the Company's major financial and accounting risk exposures, the steps management has undertaken to control them, and the clear disclosure of such material risks as part of the Company's continuous disclosure requirements; and

4. review the amount and terms of any insurance to be obtained or maintained by the Company, including insurance with respect to potential liabilities incurred by the directors or officers in the discharge of their duties and responsibilities;

(E)     GENERAL

The Committee also has the responsibility to:

1. with the approval of the Board or the Corporate Governance Committee of the Board retain and compensate independent advisors (including legal counsel), as deemed necessary by the Committee;

2.      meet  separately  with  senior  management,   employees  or  independent
        advisors in respect of audit, finance and risk matters, as deemed necessary by the Committee;

3. review and assess annually the adequacy of this Charter and recommend any approved changes to the Corporate Governance Committee and the Board;

4.      annually evaluate the performance of the Committee and Committee Chair;

5.      prepare the Committee's  report or reports for publication in applicable
        disclosure   documents,   including  the  Audit  Committee   Report  for
        publication in the annual Management Information Circular;

6. report regularly to the Board through the Chair of the Committee or through such other person appointed by the Committee the conclusions reached and issues considered by the Committee;

7.      fulfill its responsibilities and duties by:

        (a) inspecting any and all of the books, records, and financial affairs of the Company, its subsidiaries and affiliates, and

        (b) meeting with any executive or employee of the Company with or without management to review such accounts, records and other matters as any member of the Committee considers necessary and appropriate;

8. review when deemed necessary by the Committee any of the financial affairs of the Company, its subsidiaries or affiliates and make recommendations to the Board, to the external auditor, or to management, as appropriate;

9. consider and make recommendations to the Board with respect to any matters properly referred to the Committee by the Board;

10. perform any other activities consistent with this Charter as the Committee deems necessary or appropriate in order to carry out its mandate.

COMPOSITION OF THE COMMITTEE

1.      The Committee shall be comprised of at least three directors.

2. Each member of the Committee shall be "independent" as affirmatively determined by the Board, and as defined in the Company's Standards of Independence attached hereto.

3. At least half of the members of the Committee must be resident Canadians, as that term is defined in the ABCA.

4. The Board shall appoint the members of the Committee at the first meeting of the Board following each annual meeting ("ANNUAL MEETING") of the shareholders of the Company.

5. The Board shall appoint one member of the Committee to be the Chair of the Committee.

6. A director appointed by the Board to the Committee shall be a member of the Committee until the next Annual Meeting or until his or her earlier resignation or removal by the Board. A member shall cease to be a member of the Committee upon ceasing to be a director of the Company.

7.      The Board may remove or replace any member of the Committee at any time.

8. The Company's Corporate Secretary, or in his or her absence, one of the members chosen by the Committee shall be the Secretary of the Committee.

9. Members of the Committee may not serve on the audit committee of more than two additional public companies without the prior approval of the Board.

10.     (a)   Each member of the Committee  shall be  financially  literate.  An individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company's financial statements;

        (b) A Committee member who is not financially literate may be appointed to the Committee provided that the member becomes financially literate within a reasonable period of time following his or her appointment; and

        (c) At least one member of the Committee shall have accounting or related financial management expertise and, where possible, at least one member of the Committee shall qualify as an "audit committee financial expert" within the meaning of applicable securities legislation.

MEETINGS OF THE COMMITTEE

1. The Committee shall convene at such times and places designated by the Chair of the Committee, at least on a quarterly basis, and whenever a meeting is requested by the Board, a member of the Committee, the external auditor, or a senior officer of the Company. The Committee shall meet in separate sessions with management and the external auditor at each regularly scheduled meeting.

2. Notice of each meeting of the Committee shall be given to each member and to the external auditor, who shall be entitled to attend each meeting of the Committee.

3.      Notice of a meeting of the Committee shall:

        (a) be in writing (which may be communicated by electronic facsimile or other communication facilities),

        (b) state the nature of the business to be transacted at the meeting in reasonable detail,

        (c)   to  the  extent   practicable,   be   accompanied   by  copies  of
              documentation to be considered at the meeting, and

        (d) be given at least 24 hours preceding the time stipulated for the meeting.

4. A quorum for the transaction of business at a meeting of the Committee shall consist of a majority of the members of the Committee.

5. A member of the Committee may participate in a meeting of the Committee by means of such telephonic, electronic, or other communication facilities as permit all persons participating in the meeting to communicate adequately with each other. A member participating in such a meeting by any such means is deemed to be present at that meeting.

6. In the absence of the Chair of the Committee, the members of the Committee shall choose one of the members present to be Chair of the meeting and, in the absence of the Secretary of the Committee; the members shall choose one of the persons present to be the Secretary of the meeting.

7. Management of the Company may attend meetings of the Committee as deemed appropriate by the Committee, and shall attend meetings of the Committee when requested to do so by the Committee.

8. Minutes shall be kept of all meetings of the Committee and shall be signed by the Chairman and Secretary of the meeting. The minutes shall be maintained with the Company's records, shall include copies of all resolutions passed at each meeting, and shall be available for review by members of the Committee, the Board, Management and external auditor.

                          COMPTON PETROLEUM CORPORATION
                            STANDARDS OF INDEPENDENCE

Compton Petroleum Corporation ("COMPTON" or "the COMPANY") has adopted the following standards for determining whether a director is independent within the meaning of applicable Canadian and United States securities laws and the New York Stock Exchange corporate governance rules.

These Standards will be periodically reviewed and may be modified by Compton's Board of Directors ("THE BOARD"). Except where required by applicable law or the rules of the New York Stock Exchange, the criteria set forth in these standards are not intended to constitute rigid rules that govern the Board's determination of whether a director is independent from the Company or an interpretation of any applicable law, rule or regulation.

To be considered independent for purposes of these standards, the Board must affirmatively determine on an annual basis that the director being reviewed has no direct or indirect material relationship with the Company. A "material relationship" is a relationship which could, in the view of the Company's Board, be reasonably expected to interfere with the exercise of a member's independent judgment. In each case, the Board shall consider all relevant facts and circumstances.

Additionally, a director will not be deemed to be independent if:

(a) the director is, or has been within the last three years, an employee or executive officer of the Company, or an immediate family member(1) of the director is, or has been within the last three years, an executive officer of the Company;

(b) the director is a current partner or employee of a firm that is the Company's internal or external auditor, or was within the last three years, a partner(2) or employee of that firm and personally worked on the Company's audit within that time;

(c) an immediate family member of the director is a current partner of a firm that is the Company's internal or external auditor, or is a current employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or was, within the last three years a partner or employee of that firm and personally worked on the Company's audit within that time;

(d) the director, or an immediate family member of the director, is or has been within the last three years, an executive officer of an entity on which any of the Company's current executive officers serves or served at that same time on the entity's compensation committee;

(e) the director or an immediate family member of the director who is employed as an executive officer of the Company has received, during any twelve month period within the last three years, more than $75,000 in direct compensation from the Company, other than 1) director and committee fees,
      2) pension or other forms of deferred compensation for prior service provided that such compensation is not contingent in any way on continued service and 3) compensation for previously acting as an interim chief executive officer of the Company or previously acting as a chairman of the board on a part-time basis;

(f) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues;

(g) the director accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary entity of the Company, other than as remuneration for acting in the director's capacity as a member of the board or any board committee, or as a part-time chair or vice-chair of the board or any board committee; or is an affiliated entity of the Company or any of its subsidiary entities.

      Other compensatory fees includes acceptance of a fee by an immediate family member or an entity in which the director is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying  similar  positions  who,  in each case,  have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary entity of the Company. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company if the compensation is not contingent in any way on continued service.

(h)   the director is an affiliated(3) person of the Company.




------------------------

(1) An immediate family member is defined as a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.

(2) A partner does not include a fixed income partner whose interest in the firm that is the internal or external auditor is limited to the receipt of fixed amounts of compensation (including deferred compensation) for prior service with that firm if the compensation is not contingent in any way on continued service.

(3)   Affiliated person of another person means:

      (a) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

      (b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

      (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person;

      (d) any officer, director, partner, copartner, or employee of such other person;

      (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

      (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.